Exhibit 10.1

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

between

BANK OF AMERICA, N.A.

(“Lender”)

and

FIVE OAKS ACQUISITION CORP.

(“Borrower”)

dated as of

July 18, 2014

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6.5	Proceeds	12
6.6	Limitation on Duties Regarding Presentation of Collateral	12
6.7	Powers Coupled with an Interest	12
6.8	Release of Security Interest	12
6.9	Servicing	13
6.10	Custodial Account	14
6.11	Borrowing Base Maintenance	15
6.12	Custody of Mortgage Loan Documents	15
6.13	Release of Pledged Mortgage Loans	16

ARTICLE 7 CONDITIONS PRECEDENT		17

7.1	Advance	17
7.2	Satisfaction of Conditions	18

ARTICLE 8 REPRESENTATIONS AND WARRANTIES		19

8.1	Representations and Warranties Concerning Borrower	19
8.2	Representations and Warranties Concerning Pledged Mortgage Loans.	22

ARTICLE 9 AFFIRMATIVE COVENANTS		22

9.1	Financial Statements and Other Reports.	22
9.2	Periodic Due Diligence	24
9.3	Notice	24
9.4	Existence, Etc.	25
9.5	Servicing of Mortgage Loans	26
9.6	Evidence of Pledged Mortgage Loans	26
9.7	Defense of Title; Protection of Collateral	26
9.8	Further Assurances	26
9.9	Fidelity Bonds and Insurance	26
9.10	Sharing of Information.	26
9.11	ERISA.	27
9.12	Financial Covenants and Ratios	27
9.13	Amendments, Waiver and Termination of Certain Documents	27

ARTICLE 10 NEGATIVE COVENANTS		28

10.1	Debt	28
10.2	Lines of Business	28
10.3	Debt and Subordinated Debt	28
10.4	Loss of Eligibility	28
10.5	Loans to Officers, Employees and Shareholders	28
10.6	Liens on Pledged Mortgage Loans and Collateral	28
10.7	Transactions with Affiliates	28
10.8	Consolidation, Merger, Sale of Mortgage Loans and Change of Control	29
10.9	Payment of Dividends and Retirement of Stock	29
10.10	Collateral	29
10.11	No Additional Facilities	29

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ARTICLE 11 DEFAULTS AND REMEDIES		29

11.1	Events of Default	29
11.2	Remedies	32
11.3	Treatment of Custodial Account	34
11.4	No Obligation to Pursue Remedy	34
11.5	No Judicial Process	34
11.6	Reimbursement of Costs and Expenses	34
11.7	Rights of Set-Off	34
11.8	Reasonable Assurances	35

ARTICLE 12 INDEMNIFICATION		36

12.1	Indemnification	36
12.2	Reimbursement	36
12.3	Payment of Taxes	36
12.4	Lender Payment	37
12.5	Agreement not to Assert Claims	37
12.6	Survival	38

ARTICLE 13 TERM AND TERMINATION		38

13.1	Term	38
13.2	Termination	38

ARTICLE 14 GENERAL		38

14.1	Integration	38
14.2	Amendments	38
14.3	No Waiver	38
14.4	Remedies Cumulative	39
14.5	Assignment	39
14.6	Successors and Assigns	39
14.7	Participations	39
14.8	Invalidity	39
14.9	Additional Instruments	39
14.10	Survival.	39
14.11	Notices	39
14.12	Governing Law	41
14.13	Submission to Jurisdiction; Service of Process; Waivers	41
14.14	Waiver of Jury Trial	41
14.15	Counterparts	41
14.16	Headings	41
14.17	Confidential Information	41
14.18	Tax Treatment	42
14.19	Examination and Oversight by Regulators	43

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EXHIBITS

Exhibit A:	Glossary of Defined Terms
Exhibit B:	Form of Promissory Note
Exhibit C:	Secretary’s Certificate
Exhibit D:	Corporate Resolutions
Exhibit E:	Officer’s Certificate
Exhibit F:	Form of Power of Attorney
Exhibit G:	Wiring Instructions

SCHEDULES

Schedule 1:	Filing Jurisdictions and Offices
Schedule 2:	List of Borrower’s Existing Debt
Schedule 3:	List of Mortgage Loan Purchase Agreements

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of July 18, 2014, by and between Bank of America, N.A., a national banking association (“Lender”), and Five Oaks Acquisition Corp., a Delaware corporation (“Borrower”).

RECITALS

A.      Borrower wishes to obtain financing for the acquisition from Lender of certain residential mortgage loans and/or other mortgage related assets and interests, which assets shall secure the Advance to be made by Lender hereunder and Borrower’s obligations in respect thereof.

B.       Lender has agreed, subject to the terms and conditions of this Agreement, to make such Advance to Borrower, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual rights and obligations provided herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower and Lender agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.1	Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth in Exhibit A hereto, unless the context otherwise requires. All such defined terms shall, unless specifically provided to the contrary, have the defined meanings set forth herein when used in any other agreement, certificate or document made or delivered pursuant hereto.

1.2	Interpretation; Principles of Construction. The following rules of this Section 1.2 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Schedule or Exhibit is, unless otherwise specified, a reference to a section of, or schedule or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Loan Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Loan Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Borrower by Lender or an authorized officer of Lender provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

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A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in electronic form. Where Borrower is required to provide any document to Lender under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless Lender requests otherwise. At the request of Lender, the document shall be provided in electronic form or both printed and electronic form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, Lender and Borrower, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its sole and absolute discretion. Any requirement of good faith, discretion or judgment by Lender shall not be construed to require Lender to request or await receipt of information or documentation not immediately available from or with respect to Borrower, a servicer of the Pledged Mortgage Loans, any other Person or the Pledged Mortgage Loans themselves. All references herein or in any Loan Document to “good faith” means good faith as defined in Section 1-201(19) of the Uniform Commercial Code.

ARTICLE 2
AMOUNT AND TERMS OF THE ADVANCE

2.1	Agreement to Make the Advance. Subject to the terms and conditions of this Agreement and provided that no Event of Default or Potential Default has occurred and is continuing, contemporaneous with, or subsequent to and in connection with Borrower’s acquisition of Eligible Mortgage Loans, and in order to facilitate the funding of such acquisition (including after such acquisition), Lender shall make certain loans (the “Advance”) to Borrower; provided, however, that (a) the unpaid principal amount of the Advance as of any date of determination shall not exceed the lesser of (i) the Maximum Credit and (ii) the Collateral Value of the Pledged Mortgage Loans calculated as of such date of determination and (b) the unpaid principal amount of the Advance for any Type shall not exceed the applicable Type Sublimit. Lender shall have no obligation to enter into an Advance with an unpaid principal amount greater than the Maximum Credit or make any other loan other than the Advance. Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.

2.2	Note.

(a)	The Advance made by Lender shall be evidenced by a single promissory note of Borrower substantially in the form of Exhibit B hereto (the “Note”), dated as of the date hereof, payable to Lender in a principal amount not to exceed the Maximum Credit as originally in effect and otherwise duly completed. Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b)	The date, amount and interest rate of the Advance made by Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of the Note, noted by Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of Lender to make any such recordation or notation shall not affect the obligations of Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Advance.

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2.3	Advance Limits. The Maximum Credit and each Type Sublimit shall be as set forth in the Loan Terms Letter.

2.4	Description of Pledged Mortgage Loans. With respect to the Advance, Borrower shall cause to be maintained with Lender the Pledged Mortgage Loans, which shall have a Collateral Value not less than, at any date, the outstanding principal amount of the Advance. With respect to the Advance, the type of Pledged Mortgage Loans shall be the Type as specified in the Loan Terms Letter as the Type. If there is uncertainty as to the Type of a Pledged Mortgage Loan, Lender shall determine the correct Type for such Pledged Mortgage Loan.

2.5	Use of Proceeds. Borrower shall use the Advance solely for the purpose of acquiring and holding the Eligible Mortgage Loans from Lender (including after the acquisition thereof).

2.6	Interest.

(a)	Interest. Borrower shall pay Lender interest on the unpaid principal amount of the Advance (“Accrued Interest”) for the period from and including the Advance Date to but excluding the date such Advance shall be paid in full, at a rate per annum equal to the sum of the Applicable Interest Rate plus the applicable Type Margin. Notwithstanding the foregoing, Borrower shall pay to Lender Accrued Interest at a rate per annum equal to the Default Rate (i) on any principal amount of the Advance and on any other amount payable by Borrower hereunder or under the Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full, and (ii) following the occurrence and during the continuance of an Event of Default, which interest shall accrue daily and shall be payable promptly upon receipt of invoice. Promptly after the determination of any interest rate provided for herein or any change therein, Lender shall give written notice thereof to Borrower. Accrued Interest will be calculated in accordance with this Section 2.6.

(b)	Time for Payment. Accrued Interest with respect to the Advance shall be due and payable monthly in arrears on the Payment Date occurring in the month following the Advance Date and thereafter on each subsequent Payment Date and on the Maturity Date.

(c)	Computations. All computations of interest and fees payable hereunder shall be based upon the actual number of days (including the first day but excluding the last day) occurring in the relevant period, and a three-hundred sixty (360) day year.

2.7	Terms and Conditions of Advance. The terms and conditions of the Advance as set forth in the Loan Terms Letter, this Agreement, the Note or otherwise may be changed from time to time by written agreement of Lender and Borrower. The terms and conditions of the Loan Terms Letter are hereby incorporated and form a part of this Agreement as if fully set forth herein; provided however, to the extent of any conflict between the terms of this Agreement and the terms of the Loan Terms Letter, the Loan Terms Letter shall control.

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ARTICLE 3
PROCEDURES FOR MAKING THE ADVANCE

3.1	Policies and Procedures. In connection with the Advance contemplated hereunder, Borrower shall comply with all applicable policies and procedures of Lender as may currently exist or as hereafter created. Such policies and procedures may be in writing, published on Lender’s website(s) or otherwise contained in the Handbook. Lender shall have the right to change, revise, amend or supplement its policies and procedures and the Handbook from time to time to conform to current legal requirements or Lender practices by giving prior notice to Borrower of such changes, revisions, amendments or supplements. To the extent of any conflict between the terms of this Agreement and the terms of the Handbook, this Agreement shall control.

3.2	Request for Advance. To the extent not otherwise agreed to by the parties, Borrower shall request that Lender make the Advance by delivering written notice of such request to Lender, no later than 4:00 p.m. (New York City time) on the Business Day prior to the requested Advance Date, which written notice will also approve the Asset Data Record for each Mortgage Loan intended to be the subject of the Advance. Assuming the satisfaction of all conditions precedent set forth in Article 7 and as otherwise set forth in this Agreement, Lender shall confirm to Borrower the terms of the Advance electronically or in writing. Lender reserves the right to reject the Advance request if Lender determines it fails to comply with the terms and conditions of this Agreement or Lender’s then current policies and procedures.

3.3	Delivery of Mortgage Loan Documents.

(a)	Mortgage Loans. Prior to the Advance, Borrower shall deliver, or cause to be delivered, the related Mortgage Loan Documents to Lender or its Custodian in accordance with and pursuant to the terms of Section 7.1 hereof and the Custodial Agreement (if any).

(b)	Mortgage Loan Documents in Borrower’s Possession. At all times during which the Mortgage Loan Documents related to any Pledged Mortgage Loan are in the possession of Borrower, and until Lender releases its security interest in such Pledged Mortgage Loan, Borrower shall hold such Mortgage Loan Documents in trust separate and apart from Borrower’s own documents and assets and for the exclusive benefit of Lender and shall act only in accordance with Lender’s written instructions thereto.

3.4	Payment of Advance. On the Advance Date, Lender shall make the Advance by wire transfer in accordance with Borrower’s wire instructions set forth on Exhibit G (or such other wire instructions as directed by Borrower in writing). Any funds disbursed by Lender to Borrower shall be subject to all applicable federal, state and local laws, including, without limitation, regulations and policies of the Board of Governors of the Federal Reserve System on Reduction of Payments System Risk. Borrower acknowledges that as a result of such applicable laws, regulations and policies, equipment malfunction, Lender’s approval procedures or circumstances beyond the reasonable control of Lender, the payment of an Advance may be delayed.

ARTICLE 4
REPAYMENT; PREPAYMENTS

4.1	Repayment.

(a)	Repayment of Advance. Borrower shall repay in full the then outstanding principal amount of the Advance (as evidenced by the Note) all unpaid Accrued Interest and all other Secured Obligations then due and owing by wire transfer in accordance with Lender’s wire instructions set forth on Exhibit G (or such other wire instructions as directed by Lender in writing) on the Termination Date. Upon the occurrence of a Mandatory Prepayment Event with respect to a Pledged Mortgage Loan, Borrower shall remit to Lender the Release Amount for such Pledged Mortgage Loan.

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(b)	Effect of Payment of Repayment of the Advance. On any such date of repayment in full of the Advance (or allocable portion thereof) and all other Secured Obligations then due and owing as set forth in Section 4.1 of this Agreement, Lender shall have released all of its rights, title and interests in the Pledged Mortgage Loans (or the applicable Pledged Mortgage Loans, as the case may be); provided that, in no event shall Lender be deemed to have released any such rights, title or interests if an Event of Default shall then be continuing or shall be caused by such release or if such release gives rise to or perpetuates a Borrowing Base Deficiency that is not satisfied in accordance with Section 6.11(b). Borrower is obligated to obtain the related Mortgage Loan Documents from the Custodian at Borrower’s expense on the date of any such release.

(c)	Partial Prepayment Due to Borrowing Base Deficiency. In the event the Collateral Value of any Pledged Mortgage Loan is marked to zero and Borrower requests Lender to release its security interest in such Pledged Mortgage Loan or any Collateral related thereto, Lender shall not release any such security interest therein unless and until Borrower shall have repaid to Lender the Release Amount for such Pledged Mortgage Loan.

4.2	Mandatory Prepayment Events. The occurrence of any of the following events shall be a Mandatory Prepayment Event with respect to one or more Pledged Mortgage Loans, as the case may be:

(a)	thirty (30) calendar days elapse from the date the related Mortgage Loan Documents were delivered to an Approved Investor and such Approved Investor has not returned such Mortgage Loan Documents or purchased such Pledged Mortgage Loan, unless an extension is granted by Lender;

(b)	ten (10) Business Days elapse from the date a related Mortgage Loan Document was delivered to Borrower for correction or completion or for servicing purposes, without being returned to Lender or its designee, unless such Mortgage Loan Document is released to a Servicer pursuant to Section 6.12(b) of this Agreement;

(c)	a foreclosure or similar type of proceeding is initiated with respect to such Pledged Mortgage Loan;

(d)	the sale of such Pledged Mortgage Loan by Borrower to any party other than an Approved Investor; or

(e)	the Custodian ceases to hold the related Mortgage Loan File and all Mortgage Loan Documents in respect thereof for the sole and exclusive benefit of Lender at any time, subject to any releases permitted under the terms of the Custodial Agreement.

4.3	Optional Prepayments. Borrower may prepay the Advance, in whole or in part, on any date that such Advance is outstanding, and such prepayment shall be without premium or penalty, and in the case of a partial prepayment shall specify the Pledged Mortgage Loans to be released in connection therewith. Notwithstanding the foregoing, in no event shall Borrower use selection procedures in connection with any such optional prepayment which identifies released Pledged Mortgage Loans as being more desirable or valuable than the Pledged Mortgage Loans that will continue to be subject to the Advance. Any amounts prepaid shall be applied to repay the outstanding principal amount of the Advance (together with any unpaid Accrued Interest thereon) until paid in full. Amounts repaid may not be reborrowed hereunder.

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4.4	Illegality or Impracticability. Notwithstanding anything to the contrary in this Agreement, if Lender determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, the finance market for mortgage loans or mortgage-backed securities market or the source or cost of Lender’s funds, shall make it:

(a)	unlawful for Lender to enter into or maintain the Advance as contemplated by this Agreement, (i) the commitment of Lender hereunder to enter into or to continue to maintain the Advance shall be cancelled and (ii) the principal amount together with all unpaid Accrued Interest and all other Secured Obligations in respect of the Advance then outstanding shall be due and payable upon the earlier to occur of (x) the date required by any financial institution providing funds to Lender to fund Pledged Mortgage Loans and (y) the date as of which Lender determines that the Advance is unlawful to maintain; or

(b)	commercially unreasonable for Lender to enter into or maintain the Advance as contemplated by this Agreement, (i) the commitment of Lender hereunder to enter into or to continue to maintain the Advance shall be cancelled and (ii) the principal amount together with all unpaid Accrued Interest and all other Secured Obligations in respect of the Advance then outstanding shall be due and payable upon the earlier to occur of (x) the date required by any financial institution providing funds to Lender and (y) the date as of which Lender determines that the Advance is commercially unreasonable to maintain.

Lender shall not be liable to Borrower for any costs, losses or damages arising from or relating from any actions taken by Lender pursuant to this Section 4.4.

4.5	Increased Costs.

(a)	Notwithstanding anything to the contrary in this Agreement, if Lender determines that any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority or any change in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof (i) subjects Lender to any tax of any kind whatsoever with respect to this Agreement or any Pledged Mortgage Loans (excluding Net Income taxes) or changes the basis of taxation of payments to Lender in respect thereof, (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of the Advance or extensions of credit by, or any other acquisition of funds by any office of Lender which is not otherwise included in the determination of the Applicable Interest Rate hereunder, or (iii) imposes on Lender any other condition, the result of which is to increase the cost to Lender, by an amount which Lender deems to be material, of effecting or maintaining the Advance hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduced amount receivable thereafter incurred.
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(b)	If Lender has determined that the adoption of or any change in any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation that provides capital or funds to Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation but for such adoption, change or compliance (taking into consideration Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, Borrower shall promptly pay to Lender such additional amount or amounts as will thereafter compensate Lender for such reduction.

If Lender becomes entitled to claim any additional amounts pursuant to this Section 4.5, it shall promptly notify Borrower of the event by reason of which it has become so entitled. Lender shall provide Borrower with written notice as to any additional amounts payable pursuant to this subsection, which notice shall be conclusive in the absence of manifest error.

4.6	Payments Pursuant to Sale to Approved Investors. Borrower shall direct each Approved Investor purchasing a Pledged Mortgage Loan to pay directly to Lender, by wire transfer of immediately available funds, the applicable Takeout Price in full and without set-off on the date of such purchase. Borrower shall provide Lender with a Wire Transfer Advice relating to such payment. Lender shall apply all amounts received from an Approved Investor for the account of Borrower in accordance with Section 4.7 below. In connection with any such sale, to the extent that (a) Lender does not receive the full Takeout Price in respect of the related Pledged Mortgage Loans, or (b) the amount received is not sufficient to pay the Release Amount for such Pledged Mortgage Loans (in each case, the “Takeout Shortfall”), Lender shall not release the related Pledged Mortgage Loans until Lender has received from Borrower a wire transfer of immediately available funds in an amount equal to the Takeout Shortfall without set-off. If Borrower receives any funds intended for Lender, Borrower shall segregate and hold such funds in trust for Lender and immediately pay to Lender all such amounts by wire transfer of immediately available funds together with providing Lender with a settlement statement for the transaction.

4.7	Application of Payments from Borrower or Approved Investors. Unless Lender determines otherwise, payments made directly by Borrower or an Approved Investor to Lender shall be applied in the following order of priority:

(a)	first, to any amounts due and owing to Lender pursuant to Section 6.11;

(b)	second, to all costs, expenses and fees incurred or charged by Lender under this Agreement that are due and owing and related to the Advance;

(c)	third, to all costs, expenses and fees incurred or charged by Lender under this Agreement that are due and owing and not related to the Advance;

(d)	fourth, to the Accrued Interest then due and owing on the Pledged Mortgage Loans in connection with which the payment is made;

(e)	fifth, to the Accrued Interest then due and owing on any other Pledged Mortgage Loans;

(f)	sixth, to the outstanding principal amount of the Advance allocable to the Pledged Mortgage Loans, pro rata based upon the Release Amount of the Pledged Mortgage Loans as of the applicable date of determination in connection with which the payment is made;
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(g)	seventh, to the outstanding principal amount of the Advance allocable to any other Pledged Mortgage Loans, pro rata based upon the Release Amount of such other Pledged Mortgage Loans as of the applicable date of determination; and

(h)	eighth, to the amount of all other obligations then due and owing by Borrower to Lender under this Agreement and the other Loan Documents.

4.8	Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Lender on the date when due and shall be made in United States dollars by wire transfer of immediately available funds in accordance with Lender’s wire instructions set forth on Exhibit G. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day. All payments made by or on behalf of Borrower with respect to the Advance shall be applied to Borrower’s account in accordance with Section 4.7 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future taxes, levies, imports, duties or other similar charges of whatsoever nature imposed by any government or any political subdivision or taxing authority hereof, other than any taxes on or measured by the Net Income of Lender pursuant to the state, federal and local tax laws of the jurisdiction where Lender’s principal office or offices or lending office or offices are located, compensate Lender for any additional cost or reduced amount receivable of making or maintaining the Advance as a result of such taxes, imports, duties or other charges. All payments to be made by or on behalf of Borrower with respect to the Advance shall be made without set-off, counterclaim or other defense.

4.9	Reserved.

4.10	Book Account. Lender and Borrower shall maintain an account on their respective books of the Advance entered into between Lender and Borrower. As a courtesy to Borrower, Lender shall provide such information to Borrower upon request by electronic mail, telephone or facsimile. Notwithstanding the foregoing, Borrower shall be responsible for maintaining its own book account and records of the Advance entered into with Lender, amounts due to Lender in connection with the Advance and for paying such amounts when due. Failure of Lender to provide Borrower with information regarding the Advance shall not excuse Borrower’s timely performance of all obligations under this Agreement, including, without limitation, payment obligations under this Agreement.

4.11	Full Recourse. Notwithstanding the fact that the Note is secured by the Collateral, the obligations of Borrower from time to time to make payments under the Note, satisfy Borrowing Base Deficiencies and pay all other amounts due under this Agreement shall be full recourse obligations of Borrower.

ARTICLE 5
FEES

5.1	Payment of Fees. Borrower shall pay to Lender those fees set forth in this Agreement when they become due and owing.

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ARTICLE 6
COLLATERAL SECURITY; SERVICING; BORROWING BASE MAINTENANCE; CUSTODY OF MORTGAGE LOAN DOCUMENTS

6.1	Grant of Security Interest in Pledged Mortgage Loans and Collateral. Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(a)	all Pledged Mortgage Loans, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, securing the Advance and all Mortgage Loans, including all Mortgage Notes and Mortgages evidencing such Mortgage Loans and the related Mortgage Loan Documents, which, from time to time, are delivered, or caused to be delivered, to Lender (including delivery to a custodian or other third party on behalf of Lender) as additional security for the performance of Borrower’s obligations hereunder or under the Note;

(b)	all Income related to the Pledged Mortgage Loans and all rights to receive such Income;

(c)	the Custodial Account and all amounts on deposit therein;

(d)	all rights of Borrower under all related purchase commitments (including the right to receive the related Takeout Price), purchase agreements or other hedging arrangements relating to or covering all or any portion of the Pledged Mortgage Loans, agreements, contracts or take-out commitments relating to or constituting any or all of the foregoing, now existing and hereafter arising, covering any part of the Pledged Mortgage Loans, and all rights to receive documentation relating thereto, and all rights to deliver Pledged Mortgage Loans to permanent investors and other purchasers pursuant thereto and all Proceeds resulting from the disposition of such Pledged Mortgage Loans;

(e)	all now existing and hereafter established accounts maintained with broker-dealers by Borrower for the purpose of carrying out transactions under purchase commitments relating to any part of the Pledged Mortgage Loans to the extent of the funds or other assets applied to the acquisition of Pledged Mortgage Loans;

(f)	all now existing and hereafter arising rights of Borrower to service, administer and/or collect on the Pledged Mortgage Loans hereunder and any and all rights to the payment of monies on account thereof;

(g)	with respect to any Pledged Mortgage Loan, all Servicing Rights related to such Pledged Mortgage Loans, all related Servicing Records, and all rights of Borrower to receive from any third party or to take delivery of any Servicing Records or other documents or records which constitute a part of the Mortgage Loan Files;

(h)	all rights of Borrower to receive from any third party or to take delivery of any records or other documents which constitute a part of the Mortgage Loan Files, including, without limitation, the Other Mortgage Loan Documents related to any Pledged Mortgage Loan;

(i)	all now existing and hereafter arising accounts, contract rights and general intangibles constituting or relating to any of the Pledged Mortgage Loans;

(j)	all mortgage and other insurance and all commitments issued by Insurers, to insure or guaranty any Pledged Mortgage Loan and the right to receive all insurance proceeds and condemnation awards that may be payable in respect of the premises encumbered by any Mortgage; and all other documents or instruments delivered to Lender in respect of the Pledged Mortgage Loans;
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(k)	all documents, files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data of Borrower relating to Pledged Mortgage Loans;

(l)	all rights, but not any obligations or liabilities, of Borrower relating to Pledged Mortgage Loans with respect to the Approved Investors;

(m)	all property of Borrower comprising Proceeds of the Pledged Mortgage Loans in any form or capacity now or at any time hereafter in the possession or control of Lender, including, without limitation, all deposit accounts and any funds at any time held therein, into which Proceeds of the Pledged Mortgage Loans are at any time deposited; and

(n)	all Proceeds of the Pledged Mortgage Loans.

Borrower hereby assigns, pledges and grants a security interest to the Lender in all of its right, title and interest in, to and under all the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on the Advance and all other amounts owing to the Lender hereunder, under the Note and under the other Loan Documents (collectively, the “Secured Obligations”). Possession of any promissory notes, instruments or documents by the Custodian shall constitute possession on behalf of Lender. Borrower agrees to mark its computer records and tapes to evidence the security interests granted to the Lender hereunder.

6.2	Further Documentation. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Lender may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Pledged Mortgage Loans and related Collateral and the liens created hereby. Borrower also hereby authorizes Lender to file any such financing or continuation statement in a manner consistent with this Agreement to the extent permitted by applicable law. For purposes of the Uniform Commercial Code and all other relevant purposes, this Agreement shall constitute a security agreement.

6.3	Lender’s Appointment as Attorney-in-Fact.

(a)	Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time, if an Event of Default shall have occurred and be continuing, in Lender’s discretion, for the purpose of carrying out the terms of this Agreement, including without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including without limitation, to protect, preserve and realize upon the Collateral, and, without limiting the generality of the foregoing, Borrower hereby gives Lender the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, if an Event of Default shall have occurred and be continuing, to do the following:
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(i)	in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any mortgage insurance or with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due under any such mortgage insurance or with respect to any other Collateral whenever payable;

(ii)	to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral; and

(iii)	(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct; (B) in the name of Borrower, or in its own name, or otherwise as appropriate, to directly send or cause the applicable servicer to send “hello” letters and “goodbye” letters; (C) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (D) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (E) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (F) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (G) to settle, compromise or adjust any suit, action or proceeding described in clause (F) above and, in connection therewith, to give such discharges or releases as Lender may deem appropriate; and (H) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and Borrower’s expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Collateral and Lender’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do.

Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable during the term of this Agreement.

(b)	Borrower also authorizes Lender, at any time and from time to time, to execute, in connection with the sale provided for in Section 11.2 of this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c)	The powers conferred on Lender are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Lender nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
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6.4	Performance by Lender of Borrower’s Obligations. If Borrower fails to perform or comply with any of its material agreements contained in the Loan Documents and Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by Borrower to Lender on demand and shall constitute Secured Obligations.

6.5	Proceeds. If an Event of Default shall occur and be continuing, (a) Borrower shall redirect all proceeds of Collateral to be delivered to Lender directly, but if any such proceeds are otherwise received by Borrower consisting of cash, checks and other near-cash items, such proceeds shall be held by Borrower in trust for Lender, segregated from other funds of Borrower, and shall forthwith upon receipt by such Borrower be turned over to Lender in the exact form received by Borrower (duly endorsed by Borrower to Lender, if required) and (b) any and all such proceeds received by Lender will be applied by Lender against, the Secured Obligations (whether matured or unmatured), such application to be in such order as Lender shall elect. Any balance of such proceeds remaining after the Secured Obligations shall have been paid in full and this Agreement shall have been terminated shall be promptly paid over to Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, “proceeds” shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other Income and all other amounts received with respect to the Collateral.

6.6	Limitation on Duties Regarding Presentation of Collateral. Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in a commercially reasonable manner in accordance with customary industry standards. Neither Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.

6.7	Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable during the term of this Agreement, and are powers coupled with an interest.

6.8	Release of Security Interest. Upon termination of this Agreement and repayment to Lender of all Secured Obligations and the performance of all obligations under the Loan Documents Lender shall release its security interest in any remaining Collateral and all powers of attorney, agencies and authorizations herein contained or delivered hereby shall terminate; provided, that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for Borrower or any substantial part of its property, or otherwise, this Agreement, all rights hereunder and the Liens created, and all powers of attorney, agencies and authorizations contained or delivered, hereby shall continue to be effective, or be reinstated, until such payments have been made.

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6.9	Servicing.

(a)	Servicing of Pledged Mortgage Loans. The Borrower has engaged Bank of America, N.A. and New Penn Financial, LLC to subservice the Pledged Mortgage Loans pursuant to certain subservicing agreements between the Borrower and Bank of America, N.A. and New Penn Financial, LLC, respectively. On or about August 30, 2014 (or such other date as mutually agreed upon between Bank of America, N.A. and Borrower (the “Servicing Transfer Date”), Bank of America, N.A. and New Penn Financial, LLC shall transfer such subservicing responsibilities to PHH Mortgage Corporation. The Borrower and Lender hereby acknowledge that the servicing rights with respect to certain Pledged Mortgage Loans (which shall not include those Pledged Mortgage Loans for which PHH Mortgage Corporation acts as a subservicer) are owned by PHH Mortgage Corporation pursuant to that certain Mortgage Loan Flow Purchase, Sale & Servicing Agreement, dated as of October 1, 2010, between PHH Mortgage Corporation and Borrower.

(b)	Security Interest. During the term of this Agreement, Borrower (i) agrees that Lender has a first priority perfected security interest in all Servicing Records to the extent owned by Borrower, and (ii) grants to Lender a security interest in all servicing fees and rights relating to the Pledged Mortgage Loans and all Servicing Records to secure the obligation of Borrower or its designee to service in conformity with this Section and any other obligation of Borrower to Lender. To the extent Borrower obtains possession of any portion of the Servicing Records it owns, Borrower covenants to safeguard such Servicing Records and deliver them promptly to Lender or its designee (including Custodian) at Lender’s request.

(c)	Servicing Agreement. Borrower shall enter into a Servicing Agreement with each Servicer, which such Servicing Agreement shall be on terms acceptable to Lender in its discretion, and which shall include (either in the Servicing Agreement or a Servicing Agreement Side Letter thereto), at a minimum (unless otherwise acceptable to Lender in its discretion), (i) a recognition by the Servicer of Lender’s interests and rights to the Pledged Mortgage Loans as provided under this Agreement; (ii) an obligation for the Servicer to subservice the Pledged Mortgage Loans consistent with the degree of skill and care that the Servicer customarily requires with respect to similar Mortgage Loans owned or managed by it but in no event no less than in accordance with Accepted Servicing Practices; (iii) an obligation to comply with all applicable federal, state and local laws and regulations; (iv) an obligation to maintain all state and federal licenses necessary for it to perform its subservicing responsibilities and (v) an obligation to collect all Income in respect of the Pledged Mortgage Loans on behalf of Lender, in trust, in segregated custodial accounts and remit such Income to the Custodial Account within two (2) Business Days of receipt.

(d)	Servicing Agreement Side Letter. On or prior to the Servicing Transfer Date, Borrower, Lender and each Servicer shall enter into a Servicing Agreement Side Letter, in such form that is acceptable to Lender that, at a minimum, includes (a) an agreement by such Servicer to remit all collections it receives in respect of the Pledged Mortgage Loans directly to the Custodial Account, and (b) an agreement by such Servicer to comply exclusively with Lender’s instructions with respect to the Pledged Mortgage Loans and collections thereon upon receipt of a notice that an Event of Default has occurred.

(e)	Notification of Servicer Defaults. If Borrower should discover that, for any reason whatsoever, any entity responsible to Borrower by contract for managing or servicing any Pledged Mortgage Loan has failed to perform fully any obligations with respect to the management or servicing of such Pledged Mortgage Loans as required under this Agreement or any of the obligations of such entities with respect to the Pledged Mortgage Loan as delegated pursuant to any Servicing Agreement, Borrower shall promptly notify Lender in writing.
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(f)	Release of Mortgage Loan Files. Borrower shall release its custody of the contents of any Mortgage Loan File only in accordance with the written instructions of Lender, except when such release is required by law.

6.10	Custodial Account.

(a)	Custodial Account. Borrower shall establish and maintain a segregated time or demand deposit account for the benefit of Lender (the “Custodial Account”) with an Eligible Bank. Borrower shall promptly deposit (but in no event later than twenty-four (24) hours after receipt thereof), and cause Servicer to promptly deposit (but in no event later two (2) Business Days of receipt after receipt thereof), into the Custodial Account all Income received with respect to each Pledged Mortgage Loan pledged hereunder. Under no circumstances shall Borrower deposit any of its own funds into the Custodial Account or otherwise commingle its own funds with funds belonging to Lender as owner of any Pledged Mortgage Loan. If Borrower fails to segregate any funds and commingles them with any source in breach of this Agreement, Borrower agrees that its share of the commingled funds are assumed to have been spent first with any remaining balance to be deemed to belong to Lender.

(b)	Security Interest in Custodial Account. Borrower hereby grants to Lender a continuing first priority security interest in all right, title, and interest in and to the Custodial Account and all amounts on deposit therein.

(c)	Income Payments. Any Income received with respect to a Pledged Mortgage Loan pledged hereunder shall be segregated as described above and shall be applied by Lender on the eighteenth (18th) day of each month, or if such date is not a Business Day, the next succeeding Business Day of the month, as follows:

(i)	first, to pay to Lender an amount equal to the Accrued Interest with respect to the related Pledged Mortgage Loans;

(ii)	second, to pay to Lender an amount sufficient to eliminate any outstanding Borrowing Base Deficiency with respect to the Pledged Mortgage Loans (without limiting Borrower’s obligation to satisfy a Borrowing Base Deficiency in a timely manner as required by Section 6.11(b));

(iii)	third, to pay to Lender an amount equal to all other fees, expenses and indemnity amounts due and payable by Borrower to Lender under the Loan Documents and allocable to the related Pledged Mortgage Loans;

(iv)	fourth, to the outstanding principal amount of the Release Amount for the Pledged Mortgage Loans in connection with which such Income payment is made; and

(v)	fifth, any remaining amounts for the benefit of Borrower.

(e)	Location of Custodial Account. The Custodial Account shall remain at Lender at all times during the term of this Agreement. Borrower shall from time to time, at its own cost and expense, execute such directions to the depository Eligible Bank, and other papers, documents or instruments as may be reasonably requested by Lender to reflect Lender’s security interest in the Custodial Account.

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6.11	Borrowing Base Maintenance.

(a)	Collateral Value. Lender shall have the right to determine the Collateral Value of each Pledged Mortgage Loan on a daily basis or more frequently in the sole discretion of Lender.

(b)	Borrowing Base Deficiency and Deficiency Notices. If Lender shall determine at any time that (x) the Collateral Value of a Pledged Mortgage Loan subject to the Advance is less than the Collateral Value for such Pledged Mortgage Loan as calculated on the Advance Date (less any cash or other amounts previously applied to reduce the Release Amount for such Pledged Mortgage Loan) or (y) the aggregate Collateral Value of all Pledged Mortgage Loans subject to the Advance is less than the aggregate Collateral Value for such Pledged Mortgage Loans as calculated on the Advance Date (less any cash or other amounts previously applied to reduce the Advance) (in any such case, a “Borrowing Base Deficiency”), then Lender may, at its sole option and by notice to Borrower (as such notice is more particularly set forth below, a “Deficiency Notice”), require Borrower to repay the Advance in an amount sufficient to eliminate the Borrowing Base Deficiency in full.

If Lender delivers a Deficiency Notice to Borrower on or prior to 12:00 p.m. (New York City time) on any Business Day, then Borrower shall transfer cash, to Lender no later than 5:00 p.m. (New York City time) that same day. If Lender delivers a Deficiency Notice to Borrower after 12:00 p.m. (New York City time) on any Business Day, Borrower shall be required to transfer cash no later than 5:00 p.m. (New York City time) on the next subsequent Business Day. A Deficiency Notice may be provided by Lender to Borrower electronically or in writing, such as via electronic mail.

(c)	Lender’s Discretion. Lender’s election not to deliver a Deficiency Notice at any time there is a Borrowing Base Deficiency shall not in any way limit or impair its right to deliver a Deficiency Notice at any time a Borrowing Base Deficiency exists.

(d)	Credit to Advance. Any cash transferred to Lender pursuant to this Section 6.11 shall be used to reduce the amount outstanding on the Note in respect of the Advance.

6.12	Custody of Mortgage Loan Documents.

(a)	Custodial Arrangements. With respect to Pledged Mortgage Loans, Lender may appoint any Person to act as the Custodian to hold possession of the Mortgage Loan Documents and to take actions at the direction of Lender. If any Person other than Lender is appointed as Custodian, it shall be a condition precedent to Lender entering into the Advance hereunder that Borrower, Lender and Custodian enter into a Custodial Agreement acceptable to Lender. Borrower hereby consents to any and all such appointments and agrees to deliver the Mortgage Loan Documents to the Custodian upon the direction of Lender. Borrower further agrees that (i) the Custodian shall be exclusively the agent, bailee and/or custodian of Lender; (ii) receipt of the Mortgage Loan Documents by the Custodian shall be constructive receipt by Lender of such documents; (iii) Borrower shall not have and shall not attempt to exercise any degree of control over the Custodian or any Mortgage Loan Document held by the Custodian; and (iv) Lender shall not be liable for any act or omission by the Custodian selected by Lender with reasonable care.

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(b)	Temporary Withdrawal of Mortgage Loan Documents for Correction. Lender may permit Borrower or Servicer to obtain from the Custodian, for a period not to exceed ten (10) Business Days in the case of Borrower, specified Mortgage Loan Documents for the purpose of correcting or completing such documents or servicing the related Pledged Mortgage Loan; provided, however, that unless otherwise agreed to by Lender in writing, in no event shall more than ten (10) Mortgage Loan Files (or Mortgage Loan Documents from more than ten (10) Mortgage Loan Files) be released from Custodian’s possession at any one time; provided further, that any Mortgage Loan Documents that are withdrawn by or at the request of Borrower (and delivered to a Person other than Borrower) or a Servicer, shall at all times be covered by one or more Bailee Agreements, true and complete and fully executed copies of which shall be delivered to Lender. Notwithstanding the foregoing, Lender shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.12(b), and the interest of Lender in the related Pledged Mortgage Loan shall continue unimpaired until the Mortgage Loan Documents are returned to, or the Release Amount for such Pledged Mortgage Loan, is received by, Lender.

(c)	Delivery of Mortgage Loan Documents to Approved Investors. Provided that no Potential Default or Event of Default has occurred and is continuing, upon the written request of Borrower, Lender may, at its option, deliver to an Approved Investor or its custodian, the Mortgage Loan Documents relating to a specified Pledged Mortgage Loan. All such Pledged Mortgage Loans and the related Mortgage Loan Documents shall at all times be covered by one or more Bailee Agreements, and Lender or its designee will not release Mortgage Loan Documents to an Approved Investor unless Lender or its Custodian has received a true and complete and fully executed Bailee Agreement from the Approved Investor. Notwithstanding the foregoing, Lender shall be deemed to be in possession of any Mortgage Loan Documents released pursuant to this Section 6.12(c), and the interest of Lender in the related Pledged Mortgage Loan shall continue unimpaired until the Mortgage Loan Documents are returned to, or the Release Amount for such Pledged Mortgage Loan is received by, Lender. If the Approved Investor does not purchase a Pledged Mortgage Loan, Borrower shall, upon the request of Lender, assist Lender in the recovery of any Mortgage Loan Documents not returned by the Approved Investor to Lender.

6.13	Release of Pledged Mortgage Loans. Provided that no Event of Default or Potential Default has occurred and is continuing, Borrower may request that Lender release a Pledged Mortgage Loan by paying, or causing an Approved Investor to pay, to Lender, subject to Sections 4.6 and 4.7 above, the Release Amount for such Pledged Mortgage Loan. Upon receipt of the applicable amount, as set forth above, Lender shall, deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to Borrower or Borrower’s designee, if such documents have not already been delivered pursuant to a Bailee Agreement. If any such release gives rise to or perpetuates a Borrowing Base Deficiency, Lender shall notify Borrower of the amount thereof and Borrower shall thereupon satisfy the Borrowing Base Deficiency in the manner specified in Section 6.11(b). Lender shall have no obligation to release a Pledged Mortgage Loan or terminate its security interest in such Pledged Mortgage Loan until such Borrowing Base Deficiency is satisfied.

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ARTICLE 7
CONDITIONS PRECEDENT

7.1	Advance. As conditions precedent to Lender making the Advance hereunder:

(a)	Borrower shall have delivered to Lender, in form and substance satisfactory to Lender:

(i)	the fully executed original Note;

(ii)	each of the Loan Documents duly executed by each party thereto and in full force and effect, free of any modification, breach or waiver;

(iii)	an opinion of Borrower’s and Guarantor’s counsel as to such matters as Lender may reasonably request, including, without limitation, with respect to Lender’s first priority lien on and perfected security interest in the Pledged Mortgage Loans and Collateral; a non-contravention, enforceability and corporate opinion with respect to Borrower and Guarantor, if any; an opinion with respect to the inapplicability of the Investment Company Act of 1940 to Borrower and Guarantor, each in form and substance acceptable to Lender;

(iv)	a Power of Attorney duly executed by Borrower and notarized;

(v)	a certified copy of articles or certificate of incorporation and bylaws of Borrower and any Guarantor (or corresponding organizational documents if such Person is not a corporation) and, if required by Lender, a certificate of good standing issued by the appropriate official in the jurisdiction of organization of Borrower and Guarantor, in each case, dated no less recently than fourteen (14) days prior to the Effective Date;

(vi)	a certificate of the corporate secretary of Borrower and Guarantor, each substantially in the form of Exhibit C hereto, dated as of the Effective Date, as to the incumbency and authenticity of the signatures of the officers of Borrower and Guarantor executing the Loan Documents and the resolutions of the board of directors of Borrower and Guarantor (or its equivalent governing body or Person), substantially in the form of Exhibit D hereto;

(vii)	independently audited financial statements of Borrower and Guarantor (and their Subsidiaries, on a consolidated basis) for each of the two (2) fiscal years most recently ended (if available), containing a balance sheet and related statements of income, stockholders’ equity and cash flows, all prepared in accordance with GAAP, applied on a basis consistent with prior periods, and otherwise acceptable to Lender, together with an auditor’s opinion that is unqualified or otherwise is consented to in writing by Lender;

(viii)	if more than six (6) months has passed since the close of the most recently ended fiscal year, interim financial statements of Borrower and Guarantor covering the period from the first day of the current fiscal year to the last day of the most recently ended month;

(ix)	financial statements of Borrower and Guarantor, signed by it, dated no less recently than three (3) months prior to the date of the Advance;

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(x)	copies of Borrower’s and Guarantor’s errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy or certificates of insurance for such policies, all in form and content satisfactory to Lender, showing compliance by Borrower with Section 9.9 below;

(xi)	any fees then due and owing hereunder or under any other Loan Document; and

(xii)	such other documents as Lender or its counsel may reasonably request.

(b)	Borrower shall have delivered, in form and substance satisfactory to Lender and not later than 4:00 p.m. (New York City time) on the date prior to the proposed Advance Date:

(i)	to the Custodian, a complete Mortgage Loan File for each Mortgage Loan subject to the proposed Advance;

(ii)	to Lender, such other documents pertaining to the Advance as Lender may reasonably request, from time to time;

(iii)	to Lender, and Lender shall have received, satisfactory evidence, as determined by Lender, that the appropriate Uniform Commercial Code Financial Statements (UCC-1) and/or such other instruments as may be necessary in order to create in favor of Lender, a perfected first- priority security interest in the Pledged Mortgage Loans and related Collateral, and same shall have been duly executed, if applicable, and appropriately filed or recorded (or prepared for such filing or recordation) in each office of each jurisdiction in which such filings and recordations are required to perfect such first-priority security interest.

(c)	No rescission notice and/or notice of right to cancel shall have been improperly delivered to the Mortgagor in respect of any Eligible Mortgage Loan, and the rescission period related to such Eligible Mortgage Loan shall have expired.

(d)	The representations and warranties of Borrower set forth in Article 8 hereof shall be true and correct in all material respects as if made on and as of the date of the Advance. At the request of Lender, Lender shall have received an officer’s certificate signed by a responsible officer of Borrower certifying as to the truth and accuracy of same.

(e)	If required by Lender, Borrower and Guarantor shall have performed all agreements to be performed by them hereunder and under the Guaranty, respectively, and after giving effect to the requested Advance, there shall exist no Event of Default or Potential Default hereunder.

(f)	No Potential Default, Event of Default or Material Adverse Effect shall have occurred and be continuing.

7.2	Satisfaction of Conditions. The entering into of the Advance prior to or without the fulfillment by Borrower of all the conditions precedent thereto, whether or not known to Lender, shall not constitute a waiver by Lender of the requirements that all conditions, including the non- performed conditions, shall be required to be satisfied with respect to the Advance. All conditions precedent hereunder are imposed solely and exclusively for the benefit of Lender and may be freely waived or modified in whole or in part by Lender. Any waiver or modification asserted by Borrower to have been agreed by Lender must be in writing. Lender shall not be liable to Borrower for any costs, losses or damages arising from Lender’s determination that Borrower has not satisfactorily complied with any applicable condition precedent.

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ARTICLE 8
REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties Concerning Borrower. Borrower represents and warrants to and covenants with Lender that the following representations and warranties are true and correct as of the Effective Date through and until the date on which all Secured Obligations of Borrower under this Agreement are fully satisfied.

(a)	Due Formation and Good Standing. Borrower is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the full legal power and authority and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and to carry on its business as currently conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.

(b)	Authorization. The execution, delivery and performance by Borrower of the Loan Documents and all other documents and transactions contemplated thereby, are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not constitute or will not result in (i) a breach of any of the terms, conditions or provisions of Borrower’s articles or certificate of incorporation or bylaws (or corresponding organizational documents if Borrower is not a corporation); (ii) a material breach of any legal restriction or any agreement or instrument to which Borrower is now a party or by which it is bound; (iii) a material default or an acceleration under any of the foregoing; or (iv) the violation of any law, rule, regulation, order, judgment or decree to which Borrower or its property is subject.

(c)	Enforceable Obligation. The Loan Documents and all other documents contemplated thereby constitute legal, binding and valid obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.

(d)	Approvals. The execution and delivery of the Loan Documents and all other documents contemplated thereby and the performance of Borrower’s obligations thereunder do not require any license, consent, approval, authorization or other action of any Governmental Authority or any other Person, or if required, such license, consent, approval, authorization or other action has been obtained prior to the Effective Date.

(e)	Compliance with Laws. Borrower is not in violation of any of its articles or certificate of incorporation or bylaws (or corresponding organizational documents if Borrower is not a corporation), of any provision of any applicable law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that might have a Material Adverse Effect with respect to Borrower.

(f)	Financial Condition. All financial statements of Borrower and Guarantor delivered to Lender fairly and accurately present the financial condition of the parties for whom such statements are submitted as of the date set forth therein. The financial statements of Borrower have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Borrower. Since the close of the period covered by the latest financial statement delivered to Lender with respect to Borrower, there has been no material adverse change in the assets, liabilities or financial condition of Borrower nor is Borrower aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of Borrower, is threatened, that (i) might render Borrower unable to perform its obligations under the Loan Documents and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) might have a Material Adverse Effect with respect to Borrower.

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(g)	Credit Facilities. The only credit facilities, including repurchase agreements for mortgage loans and mortgage-backed securities, of Borrower that are presently in effect and are secured by mortgage loans or provide for the purchase, repurchase or early funding of mortgage loan sales, are with Persons disclosed to Lender at the time of application, or thereafter disclosed to Lender pursuant to Section 10.11 hereof.

(h)	Title to Mortgage Loans. Borrower has good, valid, insurable (in the case of real property) and marketable title to all of its properties and other assets, whether real or personal, tangible or intangible, reflected on the financial statements delivered to Lender with respect to Borrower, except for such properties and other assets that have been disposed of in the ordinary course of business of Borrower’s mortgage banking business, and all such properties and other assets are free and clear of all liens except as disclosed in such financial statements.

(i)	Litigation. There are no actions, claims, suits, investigations or proceedings pending, or to the knowledge of Borrower, threatened or reasonably anticipated against or affecting Borrower, Guarantor or any of their respective Subsidiaries or Affiliates or any of the property thereof in any court or before or by any arbitrator, government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to result in a Material Adverse Effect.

(j)	Payment of Taxes. Borrower has timely filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its property or income that are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof. Any taxes, fees and other governmental charges payable by Borrower in connection with the Advance and the execution and delivery of the Loan Documents have been paid.

(k)	No Defaults. Borrower is not in default under any indenture, mortgage, deed of trust, agreement or other instrument or contractual or legal obligation to which it is a party or by which it is bound in any respect that may reasonably be expected to result in a Material Adverse Effect.

(l)	ERISA. Borrower is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred under any Plan maintained by Borrower. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Borrower and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of Borrower are not “plan assets” within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA.

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(m)	Servicer. No Servicer is an Affiliate of Borrower or any Guarantor.

(n)	True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower or any of its Subsidiaries to Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Borrower or any of its Subsidiaries to Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to Borrower that, after due inquiry, could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Lender for use in connection with the transactions contemplated hereby or thereby.

(o)	Ownership; Priority of Liens. Borrower owns all Mortgage Loans identified in the Loan Terms Letter that are to become Pledged Mortgage Loans, and shall pledge all of Borrower’s right, title and interest in and to the related Pledged Mortgage Loans and other Collateral to Lender, including the Servicing Rights (to the extent owned by Borrower) related thereto. This Agreement creates in favor of Lender, a valid, enforceable first priority lien and security interest in the Pledged Mortgage Loans and other Collateral, prior to the rights of all third Persons and subject to no other liens, except as limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor’s rights.

(p)	Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)	Filing Jurisdictions. Schedule 1 hereto sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Lender to perfect its security interest in the Pledged Mortgage Loans and other Collateral.

(r)	Borrower Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to the Advance, the fair value of the assets of Borrower is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Borrower in accordance with GAAP) of Borrower and Borrower is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower or any of its assets. Borrower is not transferring any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

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(s)	Custodial Account. All funds required to be segregated and deposited into the Custodial Account have been so segregated and deposited.

(t)	Chief Executive Office. Borrower’s chief executive office on is located at 540 Madison Avenue, 19th Floor, New York, New York 10022.

(u)	Reserved.

(v)	Reserved.

(w)	Custodian. If the Custodian is a Person other than Lender, such Custodian is not an Affiliate of Borrower.

8.2	Representations and Warranties Concerning Pledged Mortgage Loans. Borrower represents and warrants to and covenants with Lender that the representations and warranties contained in each applicable Mortgage Loan Purchase Agreement are true and correct with respect to each Pledged Mortgage Loan as of the related Advance Date through and until the date that such Pledged Mortgage Loan is released from the Agreement pursuant to the terms hereof and the representations and warranties contained in each applicable Mortgage Loan Purchase Agreement are hereby incorporated by reference.

ARTICLE 9
AFFIRMATIVE COVENANTS

Borrower hereby covenants and agrees with Lender that during the term of this Agreement and for so long as there remain any obligations of Borrower to be paid or performed under the Loan Documents:

9.1	Financial Statements and Other Reports.

(a)	Interim Statements. Within thirty (30) days after the end of each calendar month, Borrower shall deliver to Lender financial statements of Borrower and Guarantor, including statements of income and changes in shareholders’ equity (or its equivalent) for the period from the beginning of such fiscal year to the end of such month, and the related balance sheet as of the end of such month, all in reasonable detail and certified by the chief financial officer of Borrower and Guarantor, as applicable, subject, however, to year-end audit adjustments;

(b)	Annual Statements. Within ninety (90) days following the end of each fiscal year of Borrower and Guarantor, Borrower shall deliver to Lender audited financial statements of Borrower and Guarantor, including statements of income and changes in shareholders’ equity (or its equivalent) for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail and accompanied by an opinion of a certified public accounting firm reasonably satisfactory to Lender including a management representation letter signed by the chief financial officer of Borrower or Guarantor, as applicable, stating that the financial statements fairly present the financial condition and results of operations of Borrower or Guarantor, as applicable, as of the end of, and for, such year;

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(c)	Officer’s Certificate. Together with the financial statements required to be delivered pursuant to Sections 9.1(a) and (b), Borrower shall deliver to Lender an officer’s certificate substantially in a form to be provided by Lender, in which Borrower shall, among other things, (i) certify that no Potential Default or Event of Default has occurred and is continuing, (ii) demonstrate Guarantor’s compliance with financial covenants and provide support calculations in connection therewith, and (iii) include funding and production volume reports for the previous month;

(d)	Reports of Auditors. Borrower shall deliver to Lender promptly upon receipt, any other report submitted by an independent public accountant in connection with any annual, interim or special audit of Guarantor and/or Borrower.

(e)	Monthly Collateral Tape. Upon reasonable request, Borrower shall, or shall cause Servicer to, deliver within five (5) days after the end of each month, (i) a collateral tape including the data fields (to be determined) representing the Pledged Mortgage Loans subject to the Advance as of the end of such month, acceptable to Lender in its good faith discretion, and (ii) any additional information as reasonably requested.

(f)	Hedging Reports. Borrower shall deliver to Lender, or cause to be delivered to Lender, by not later than 1:00 p.m. (New York City time) on each Monday, or Tuesday if Monday is not a Business Day, or as reasonably requested by Lender, a loan and rate lock position report and hedge report containing product level pricing and interest rate sensitivity analysis (shocks) or as requested by Lender (data elements to be agreed upon). To the extent Borrower retains any Person(s) to perform hedging services on behalf of Borrower, Borrower hereby grants Lender authority to contact, request and receive hedging reports directly from such Person(s) at no cost to Lender. Further, Borrower shall instruct such Person(s), upon reasonable notice from Lender and during normal business hours, to answer candidly and fully, at no cost to Lender, any and all questions that Lender may address to them in reference to the hedging reports of Borrower. Borrower may have its representatives in attendance at any meetings between Lender and such Person(s) held in accordance with this authorization.

(g)	Reports and Information Regarding Pledged Mortgage Loans. Borrower shall deliver to Lender, with reasonable promptness, (i) copies of any reports related to the Pledged Mortgage Loans, (ii) with respect to Pledged Mortgage Loans with an application date on or after January 10, 2014, copies of all documentation in connection with the underwriting and origination of any Pledged Mortgage Loan that evidences compliance with the Ability to Repay Rule and the QM Rule, as applicable, and (iii) any other information in Borrower’s possession related to the Pledged Mortgage Loans as Lender may request.

(h)	Other Reports. As may be reasonably requested by Lender from time to time, Borrower shall deliver to Lender, within thirty (30) days of filing or receipt (i) copies of all regular or periodic financial or other reports, if any, that Borrower files with any governmental, regulatory or other agency and (ii) copies of all audits, examinations and reports concerning the operations of Borrower from any Approved Investor, any Insurer or licensing authority. Borrower shall also deliver to Lender, with reasonable promptness, (x) if requested by Lender, a detailed aging report of all outstanding loans on warehouse/ purchase/ repurchase facilities, and detail of all uninsured government loans in a form reasonably acceptable to Lender and (y) such further information reasonably related to the business, operations, properties or financial condition of Borrower, in such detail and at such times as Lender may request. Borrower understands and agrees that all reports and information provided to Lender by or relating to Borrower may be disclosed to Lender’s Affiliates.

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9.2	Periodic Due Diligence. Borrower acknowledges that Lender has the right at any time during the term of this Agreement to perform continuing due diligence reviews with respect to the Pledged Mortgage Loans, Borrower and Guarantor, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Loan Document, or otherwise, and Borrower agrees that upon reasonable (but no less than one (1) Business Day’s prior notice to Borrower (provided that upon the occurrence of a Potential Default or an Event of Default, no such prior notice shall be required), Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of any and all books and records of Borrower or Guarantor. Further, Borrower and Guarantor will make available to Lender a knowledgeable financial or accounting officer and will instruct such officer to answer candidly and fully, at no cost to Lender, any and all questions that any authorized representative of Lender may address to them in reference to the foregoing. Borrower and Lender further agree that all reasonable out-of-pocket costs and expenses incurred by Lender in connection with Lender’s activities pursuant to this Section 9.2 shall be paid by Borrower.

9.3	Notice. Borrower shall give Lender prompt (but in no event later than three (3) Business Days after becoming aware) written notice, in reasonable detail, of:

(a)	any action, suit or proceeding instituted by or against Borrower or Guarantor in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Borrower, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Borrower or Guarantor, (i) involves a potential liability, on an individual or aggregate basis, reasonably expected to be equal to or greater than ten percent (10%) of the Tangible Net Worth of Guarantor, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, (iii) questions or challenges the validity or enforceability of any of the Loan Documents or (iv) questions or challenges compliance of any Pledged Mortgage Loan (other than Pledged Mortgage Loans with an application date prior to January 10, 2014) with the Ability to Repay Rule or the QM Rule;

(b)	the filing or recording of any federal, state or local tax lien against (i) any Pledged Mortgage Loan, or (ii) Borrower or any of its assets;

(c)	the occurrence of any Potential Default or Event of Default;

(d)	the actual or threatened suspension, revocation or termination of Borrower’s licensing or eligibility, in any respect, as an approved, licensed seller or mortgagee;

(e)	the suspension, revocation or termination of any existing credit or investor relationships to facilitate the sale and/or origination of residential mortgage loans or residential mortgage-backed securities;
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(f)	the resignation or termination of any Servicer under a Servicing Agreement or Custodian under the Custodial Agreement;

(g)	a default or breach under the applicable Servicing Agreement or Custodial Agreement;

(h)	any amendment to any Servicing Agreement or the Custodial Agreement without the prior written consent of Lender;

(i)	any Pledged Mortgage Loan where a director, officer, shareholder, member, partner or owner of Borrower or any Guarantor is the Mortgagor or guarantor or where the related Mortgaged Property is being sold by a director, officer, shareholder, member, partner or owner of Borrower or any Guarantor;

(j)	any Pledged Mortgage Loan ceases to be an Eligible Mortgage Loan;

(k)	any Approved Investor that threatens to set-off amounts owed by Borrower to such Approved Investor against the purchase proceeds owed by the Approved Investor to Borrower for the Pledged Mortgage Loans (excluding amounts owed by Borrower to the Approved Investor which are directly related to Pledged Mortgage Loans and which are expressly allowed to be set-off by the Approved Investor pursuant to the Bailee Agreement);

(l)	any change in the Executive Management of Borrower or Guarantor;

(m)	any other action, event or condition of any nature that may reasonably be expected to lead to or result in a Material Adverse Effect with respect to Borrower or Guarantor;

(n)	any (i) change to the location of its chief executive office/chief place of business from that specified in Section 8.1(t), (ii) change in the name, identity or corporate structure (or the equivalent) or change in the location where Borrower maintains its records with respect to the Pledged Mortgage Loans or any Collateral, or (iii) reincorporation or reorganization of Borrower under the laws of another jurisdiction;

(o)	any change to the date on which the fiscal year of Borrower or Guarantor begins from the current fiscal year beginning date of Borrower or Guarantor; and

(p)	(i) the receipt of a written commitment by an Approved Investor to purchase a Pledged Mortgage Loan, (ii) the name of such Approved Investor and (iii) any other related information as requested by Lender in its sole good faith discretion.

9.4	Existence, Etc. Borrower shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for Borrower to conduct its business and to perform its obligations under the Loan Documents, (ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws) if the failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, (iii) maintain adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and (iv) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its properties prior to the date on which penalties attach thereto.

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9.5	Servicing of Mortgage Loans. Subject to Section 6.9 above, Borrower shall cause each Servicer to subservice or service, as applicable, all Pledged Mortgage Loans at Borrower’s expense and without charge of any kind to Lender.

9.6	Evidence of Pledged Mortgage Loans. Borrower shall indicate on its books and records (including its computer records) that each Pledged Mortgage Loan has been included in the Collateral.

9.7	Defense of Title; Protection of Collateral. Borrower warrants and will defend the security interest of Lender in and to all Collateral against all adverse claims and demands of all Persons whomsoever. Borrower will comply with all applicable laws, rules and regulations of any Governmental Authority applicable to Borrower or relating to the Collateral and cause the Collateral to comply with all applicable laws, rules and regulations of any such Governmental Authority. Borrower shall allow Lender (a) to inspect any Mortgaged Property relating to a Pledged Mortgage Loan; (b) to appear in or intervene in any proceeding or matter affecting any Pledged Mortgage Loan or other Collateral or the value thereof; (c) to initiate, commence, appear in and defend any foreclosure, action, bankruptcy or proceeding which could affect Lender’s security interest in the Collateral or the value thereof, or the rights and powers of Lender; (d) to contest by litigation or otherwise any lien asserted against any Pledged Mortgage Loan (or against the related Mortgaged Property) or against any other Collateral, the improvements, or the personal property identified therein; and/or (e) to make payments on account of such encumbrances, charges, or liens and to service any Pledged Mortgage Loans and take any action it may deem appropriate to collect all amounts due and owing with respect to any Collateral or any part thereof or to enforce any rights with respect thereto. All reasonable costs and expenses, including reasonable attorneys’ fees (including, but not limited to, those incurred on appeal), that Lender may incur with respect to any of the foregoing and any expenditures it may make to protect or preserve the Collateral or the rights of Lender, shall be payable by Borrower. Borrower shall repay the same to Lender upon demand with interest, at the Default Rate, from the date any such expenditure shall have been made until the day it is repaid.

9.8	Further Assurances. Borrower shall, at its expense, promptly procure, execute and deliver to Lender, upon request, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of Borrower in this Agreement.

9.9	Fidelity Bonds and Insurance. Borrower shall maintain an insurance policy, in a form and substance satisfactory to Lender, covering against loss or damage relating to or resulting from any breach of fidelity by Borrower, or any officer, director, employee or agent of Borrower, any loss or destruction of documents (whether written or electronic), fraud, theft, misappropriation and errors and omissions, such that Lender shall have the right to pursue any claim for coverage available to any named insured to the full extent allowed by law. This policy shall name Lender as a loss payee with an unlimited right of action and shall provide coverage in an amount as required by the Fannie Mae Guide. Following approval by Lender of a specific insurance policy, Borrower shall not amend, cancel, suspend or otherwise change such policy without the prior written consent of Lender.

9.10	Sharing of Information. Notwithstanding anything herein or in any other Loan Document to the contrary, upon receipt of prior written notice from Lender, Borrower shall allow Lender to exchange information related to Borrower, the Advance hereunder and the terms and conditions of the Loan Documents with Persons who are providing or are, at the invitation of Borrower, contemplating providing credit of any kind to Borrower and Borrower shall permit each such Person to share such information with Lender.

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9.11	ERISA. As soon as reasonably possible, and in any event within fifteen (15) days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of Borrower setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(a)	any Reportable Event or failure to meet minimum funding standards, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(b)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

(c)	the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower, any Subsidiary or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d)	the complete or partial withdrawal from a Multiemployer Plan by Borrower, any Subsidiary or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower, any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e)	the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower, any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(f)	the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower, any Subsidiary or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

9.12	Financial Covenants and Ratios. Borrower and Guarantor shall at all times comply with any financial covenants and/or financial ratios set forth in the Loan Terms Letter.

9.13	Amendments, Waiver and Termination of Certain Documents. Borrower shall obtain Lender’s written consent, prior to (i) the effectuation of any amendment, modification, supplement or restatement of any Servicing Agreement or the Custodial Agreement (ii) the waiver of any default by Borrower occurring under any Servicing Agreement or the Custodial Agreement and (iii) the termination by Borrower of any Servicing Agreement or the Custodial Agreement.

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ARTICLE 10
NEGATIVE COVENANTS

Borrower hereby covenants and agrees with Lender that during the term of this Agreement and for so long as there remain any obligations of Borrower to be paid or performed under this Agreement, Borrower shall comply with the following:

10.1	Debt. Except as otherwise set forth in Section 10.11 of this Agreement, Borrower shall not incur any additional material Debt without the prior written consent of Lender, other than (i) the Existing Debt, (ii) Debt incurred with Lender or its Affiliates, and (iii) usual and customary accounts payable for a mortgage company.

10.2	Lines of Business. Borrower shall not engage to any substantial extent in any line or lines of business activity other than the businesses generally carried on by it as of the Effective Date.

10.3	Debt and Subordinated Debt. Borrower shall not, either directly or indirectly, without the prior written consent of Lender, pay any Debt or Subordinated Debt if such payment shall cause a Potential Default or Event of Default. Further, if a Potential Default or an Event of Default shall have occurred and for as long as such is occurring, Borrower shall not, either directly or indirectly, without the prior written consent of Lender, make any payment of any kind thereafter on such Debt or Subordinated Debt until all obligations of Borrower hereunder have been paid and performed in full.

10.4	Loss of Eligibility. Borrower shall not, either directly or indirectly, without the prior written consent of Lender, take, or fail to take, any action that would cause Borrower to lose all or any part of its status as an eligible seller or mortgagee or willfully terminate its status as an eligible seller or mortgagee without forty-five (45) days prior written notice to Lender.

10.5	Loans to Officers, Employees and Shareholders. Borrower shall not, either directly or indirectly, without the prior written consent of Lender, make any personal loans or advances to any officers, employees, shareholders, members, partners or owners of Borrower or any Guarantor in an aggregate amount exceeding ten percent (10%) of Borrower’s Tangible Net Worth; provided, however, that Borrower shall be entitled to make a personal loan or advance to a majority shareholder, member, partner or owner of Borrower without the prior written consent of Lender provided that (i) a Potential Default or an Event of Default is not existing and will not occur as a result thereof, (ii) such Person is also a Guarantor and (iii) such loan or advance is clearly reflected on Borrower’s financial reports provided to Lender.

10.6	Liens on Pledged Mortgage Loans and Collateral. Borrower acknowledges that with respect to the Advance it shall have pledged the Pledged Mortgage Loans and related Collateral and shall have granted to Lender a first priority security interest in such assets. Accordingly, Borrower shall not create, incur, assume or suffer to exist any lien upon the Pledged Mortgage Loans or the Collateral, other than as granted to Lender herein.

10.7	Transactions with Affiliates. Borrower shall not, directly or indirectly, enter into any transaction with its Affiliates, if any, without the prior written consent of Lender, including, without limitation, (a) making any loan, advance, extension of credit or capital contribution to an Affiliate, (b) transferring, selling, pledging, assigning or otherwise disposing of any of its assets to or on behalf of an Affiliate, (c) purchasing or acquiring assets from an Affiliate, or (d) paying management fees to or on behalf of an Affiliate; provided, however, that Borrower may, without the prior written consent of Lender, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof, engage in a transaction(s) with any or all of its Affiliates if (i) such transaction is in the ordinary course of Borrower’s mortgage conduit business, and (ii) such transaction is upon fair and reasonable terms no less favorable to Borrower had Borrower entered into a comparable arm length’s transaction with a Person which is not an Affiliate.

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10.8	Consolidation, Merger, Sale of Mortgage Loans and Change of Control. Borrower shall not, directly or indirectly, (a) wind up, liquidate or dissolve its affairs; (b) enter into any transaction of merger or consolidation with any Person; (c) convey, sell, lease or otherwise dispose of, or agree to do any of the foregoing at any future time, all or substantially all of its property or assets; (d) form or enter into any partnership, joint venture, syndicate or other combination which could have a Material Adverse Effect; or (e) allow a Change of Control to occur with respect to Borrower, without prior written consent of Lender; provided, however, that Borrower may, without the prior written consent of Lender, and provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof: (i) merge or consolidate with any Person if Borrower is the surviving and controlling entity, and (ii) in the ordinary course of Borrower’s mortgage conduit business, sell equipment that is uneconomic or obsolete and acquire Mortgage Loans for resale and sell Mortgage Loans.

10.9	Payment of Dividends and Retirement of Stock. If a Potential Default or an Event of Default has occurred and is continuing or will occur as a result of such payments, Borrower shall not pay any dividends or distributions with respect to any capital stock or other equity interests in Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower.

10.10	Collateral. Borrower shall not attempt to sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge or otherwise encumber (except pursuant to this Agreement) any of the Pledged Mortgage Loans or other Collateral or any interest therein. Borrower shall not, without prior written consent of Lender, amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any Pledged Mortgage Loan.

10.11	No Additional Facilities. Borrower shall not, without prior written notification to Lender, enter into any mortgage or mortgage servicing rights financing facility (including, without limitation, any warehouse, repurchase, purchase or off-balance sheet facility).

ARTICLE 11
DEFAULTS AND REMEDIES

11.1	Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default:

(a)	failure of Borrower to make any payment of Accrued Interest on the Advance on any Payment Date;

(b)	failure of Borrower to (i) pay any portion of the Repayment Amount when due on the Maturity Date, upon acceleration or pursuant to Section 4.2, or (ii) perform its obligations under Section 6.11(b);

(c)	failure of Borrower to pay any other amount due under the Loan Documents within two (2) Business Days following the applicable due date;

(d)	Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates, on the one hand, and Lender or any of Lender’s Affiliates on the other;
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(e)	Borrower, Guarantor or any of their respective Subsidiaries or Affiliates shall default under, or fail to perform as required under, the terms of (i) any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds or Debt obligation entered into by Borrower, Guarantor or any of their respective Subsidiaries or Affiliates, on the one hand, and any third party on the other, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder or (ii) any other material agreement entered into by Borrower, Guarantor or any of their respective Subsidiaries or Affiliates, on the one hand, and any third party on the other, which default or failure entitles any party to require acceleration or prepayment of any indebtedness thereunder;

(f)	Borrower shall fail to remit Income to the Custodial Account in strict accordance with the provisions of Section 6.10;

(g)	any representation, warranty or certification made or deemed made herein or in any other Loan Document by Borrower or any certificate furnished to Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and such occurrence shall not have been remedied within five (5) Business Days (other than the representations and warranties set forth in Section 8.2 which shall be considered solely for the purpose of determining the Collateral Value of the Pledged Mortgage Loans; unless (i) Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Lender to be materially false or misleading on a regular basis, in which case there shall be no such cure period);

(h)	(i) the failure of Borrower or Guarantor to perform, comply with or observe any term, covenant or agreement applicable to Borrower or Guarantor as contained in Articles 9 and 10 of this Agreement (other than a failure to give notice pursuant to Section 9.3(l)), irrespective of any cure period, or (ii) the failure of Borrower or Guarantor to perform, comply with or observe any other term, covenant or agreement applicable to Borrower or Guarantor as contained in this Agreement and such occurrence shall not have been remedied within the cure period provided therein;

(i)	an Insolvency Event shall have occurred with respect to Borrower, any Guarantor, any of their respective Subsidiaries or Affiliates; or Borrower shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Loan Documents; or Lender shall have determined that Borrower is unable to meet its financial commitments as they come due;

(j)	one or more judgments or decrees shall be entered against Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates involving a liability of $500,000 or more (to the extent that it is, in the reasonable determination of Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days after entry thereof;
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(k)	any Plan maintained by Borrower, any Subsidiary of Borrower or any ERISA Affiliate shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof Borrower’s liability, any such Subsidiary’s liability or any ERISA Affiliate’s liability to the PBGC, the Plan or any other entity on termination under the Plan exceeds the then current value of assets accumulated in such Plan by more than fifty thousand ($50,000) dollars (or in the case of a termination involving Borrower as a “substantial employer” (as defined in Section 4001 (a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(l)	Borrower as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding fifty thousand ($50,000) dollars, or (ii) an aggregate amount exceeding five hundred thousand ($500,000) dollars;

(m)	(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Lender or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any Subsidiary or any ERISA Affiliate shall, or in the reasonable opinion of Lender is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) Borrower or any ERISA Affiliate shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect, or (ix) the assets of Borrower become plan assets within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA;

(n)	any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of Borrower, any Guarantor or any of their respective Affiliates or Subsidiaries; (ii) displace the management of Borrower, any Guarantor or any of their respective Affiliates or Subsidiaries or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of Borrower, any Guarantor or any of their respective Affiliates or Subsidiaries as a buyer or a seller of Mortgage Loans or securities backed thereby, and any such action provided for in this subsection (n) shall not have been discontinued or stayed within thirty (30) days;
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(o)	Borrower shall purport to disavow its obligations hereunder or shall contest the validity or enforceability of the Loan Documents or Lender’s interest in any Pledged Mortgage Loan or other Collateral;

(p)	a default shall occur under the Guaranty that continues beyond the expiration of any applicable grace period or the Guarantor shall otherwise fail to perform its obligations under the Guaranty;

(q)	Reserved;

(r)	a Material Adverse Effect shall occur with respect to Borrower or any Guarantor;

(s)	Reserved;

(t)	any Loan Document shall for whatever reason (including an event of default thereunder) be terminated, without the consent of Lender (other than, with respect to the Custodial Agreement or Servicing Agreement, due to the resignation of the Custodian or Servicer for reasons other than a breach by Borrower of the Custodial Agreement or Servicing Agreement (subject to Section 11.1(v) below)), or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Collateral;

(u)	a Change of Control shall occur with respect to Borrower or any Guarantor without the consent of Lender; or

(v)	a material breach by any Servicer under the applicable Servicing Agreement shall have occurred and be continuing and Borrower has not (A) appointed a successor servicer acceptable to Lender and (B) delivered a fully executed Servicing Agreement Side Letter with such successor servicer, in each case within thirty (30) days following the occurrence of such breach.

With respect to any Event of Default which requires a determination to be made as to whether such Event of Default has occurred, such determination shall be made in Lender’s good faith discretion and Borrower hereby agrees to be bound by and comply with any such determination by Lender. An Event of Default shall be deemed to be continuing unless expressly waived by Lender in writing.

11.2	Remedies. Upon the occurrence of an Event of Default, Lender may, by notice to Borrower, (i) immediately declare all or any portion of the principal amount of the Advance then outstanding under the Note together with all Accrued Interest thereon and any applicable fees and out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel) accruing under the Note, this Agreement and any other Loan Document to be due and payable; provided, that such acceleration shall immediately occur upon the occurrence of an Event of Default under Section 11.1(i), (n) or (o), notwithstanding that Lender may not have provided any such notice to Borrower, and (ii) exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code.

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Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind (except any notice required by law referred to below), all of which are hereby expressly waived by Borrower, and Lender shall have the right to exercise any remedies available to it at law and pursuant to the Loan Documents including, but not limited to, collecting, receiving, appropriating and realizing upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing) on a servicing released basis, in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall act in good faith to obtain the best execution possible under prevailing market conditions. Because Borrower recognizes that it may not be possible to purchase or sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Collateral may not be liquid, Borrower agrees that liquidation of the Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Lender may elect, in its sole discretion, the time and manner of liquidating any Collateral and nothing contained herein shall (A) obligate Lender to liquidate any Collateral on the occurrence of an Event of Default or to liquidate all Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any of Lender’s rights or remedies. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released. Borrower agrees, at Lender’s request, to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at Borrower’s premises or elsewhere. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Lender hereunder, including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as Lender may elect, and only after such application and after the payment by Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need Lender account for the surplus, if any, to Borrower. Borrower shall remain liable for any deficiency (plus Accrued Interest thereon at the Default Rate as contemplated pursuant to Section 2.6 of this Agreement) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and/or the reasonable fees and disbursements incurred by Lender, including reasonable fees and expenses of any attorneys employed by Lender to collect such deficiency.

It is understood and agreed that upon the occurrence of an Event of Default, Borrower shall strictly comply with the negative covenants contained in Article 10 hereunder and in no event shall Borrower declare and pay any dividends, incur additional Debt or Subordinated Debt, make payments on existing Debt or Subordinated Debt or otherwise distribute or transfer any of Borrower’s property and assets to any Person without the prior written consent of Lender. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Lender arising out of the exercise by Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Lender.

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11.3	Treatment of Custodial Account. During the existence of a Potential Default or an Event of Default, notwithstanding any other provision of this Agreement, Borrower shall have no right to withdraw or release any funds in the Custodial Account to itself or for its benefit, nor shall it have any right to set-off any amount owed to it by Lender against funds held by it for Lender in the Custodial Account. During the existence of an Event of Default, Borrower shall promptly remit to or at the direction of Lender all funds related to the Pledged Mortgage Loans in the Custodial Account.

11.4	No Obligation to Pursue Remedy. Lender shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Borrower. Borrower further waives any right to require Lender to (a) proceed against any Person, (b) proceed against or exhaust all or any of the Pledged Mortgage Loans or pursue its rights and remedies as against the Pledged Mortgage Loans in any particular order, or (c) pursue any other remedy in its power. Lender shall not be required to take any steps necessary to preserve any rights of Borrower against holders of mortgages prior in lien to the lien of any Pledged Mortgage Loan or to preserve rights against prior parties. No failure on the part of Lender to exercise, and no delay in exercising, any right, power or remedy provided hereunder, at law or in equity shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right, power or remedy provided hereunder, at law or in equity preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without intending to limit the foregoing, all defenses based on the statute of limitations are hereby waived by Borrower. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

11.5	No Judicial Process. Lender may enforce its rights and remedies hereunder without prior judicial process or hearing, and Borrower hereby expressly waives, to the extent permitted by law, any right Borrower might otherwise have to require Lender to enforce its rights by judicial process. Borrower also waives, to the extent permitted by law, any defense Borrower might otherwise have to its obligations under this Agreement arising from use of nonjudicial process, enforcement and sale of all or any portion of the Pledged Mortgage Loans or from any other election of remedies. Borrower recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

11.6	Reimbursement of Costs and Expenses. Lender may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Pledged Mortgage Loan, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. All advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees and disbursements and losses resulting from any hedging arrangements entered into by Lender pursuant to Section 11.2, incurred or paid by Lender in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Secured Obligations.

11.7	Rights of Set-Off. Lender shall have the following rights of set-off:

(a)	If Borrower shall default in the payment or performance of any of its obligations under this Agreement, Lender shall have the right, at any time, and from time to time, without notice, to set-off claims and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by Lender to or for the credit of the account of Borrower against and on account of the obligations and liabilities of Borrower under this Agreement, irrespective of whether or not Lender shall have made any demand hereunder and whether or not said obligations and liabilities shall have become due; provided, however, that the aforesaid right to set-off shall not apply to any deposits of escrow monies being held on behalf of the Mortgagors related to the Pledged Mortgage Loans or other third parties. Lender may set off cash, the proceeds of any liquidation of the Pledged Mortgage Loans and all other sums or obligations owed by Lender to Borrower against all of Borrower’s obligations to Lender, whether under this Agreement, under the Advance, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to Lender’s right to recover any deficiency. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

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(b)	In addition to the rights in subsection (a), Lender and its Affiliates (collectively, the “Bank of America Related Entities”), shall have the right to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by the Bank of America Related Entities to or for the credit of the account of Borrower and Guarantor against and on account of the obligations of Borrower under any agreement(s) between Borrower and/or Guarantor, on the one hand, and the Bank of America Related Entities, on the other hand, irrespective of whether or not the Bank of America Related Entity shall have made any demand hereunder and whether or not said obligations shall have matured. In exercising the foregoing right to set-off, any Bank of America Related Entity shall be entitled to withdraw funds which are being held for or owing to Borrower to set-off against any amounts due and owing by Borrower to the Bank of America Related Entity. If a Bank of America Related Entity other than Lender intends to exercise its right to set-off in this subsection (b), such Bank of America Related Entity shall provide Borrower prior notice thereof, and upon Borrower’s receipt of such notice, if the basis for such right to set-off is Borrower’s breach or default of its obligations to the Bank of America Related Entity, Borrower shall have three (3) Business Days to cure any such breach or default in order to avoid such set-off.

11.8	Reasonable Assurances. If, at any time during the term of the Agreement, Lender has reason to believe that Borrower is not conducting its business in accordance with, or otherwise is not satisfying: (i) all applicable statutes, regulations, rules, and notices of federal, state, or local governmental agencies or instrumentalities, all applicable requirements of Insurers and prudent industry standards or (ii) all applicable requirements of Lender, as set forth in this Agreement, then, Lender shall have the right to demand, pursuant to notice from Lender to Borrower specifying with particularity the alleged act, error or omission in question, reasonable assurances from Borrower that such a belief is in fact unfounded, and any failure of Borrower to provide to Lender such reasonable assurances in form and substance reasonably satisfactory to Lender, within the time frame specified in such notice, shall itself constitute an Event of Default hereunder, without a further cure period. Borrower hereby authorizes Lender to take such actions as may be necessary or appropriate to confirm the continued eligibility of Borrower for Advance hereunder, including without limitation (i) ordering credit reports and/or appraisals with respect to any Pledged Mortgage Loan, (ii) contacting Mortgagors, licensing authorities and Approved Investors or Insurers, and (iii) performing due diligence reviews on Borrower and Guarantor pursuant to Section 9.2 of this Agreement.

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ARTICLE 12
INDEMNIFICATION

12.1	Indemnification. Borrower shall indemnify and hold harmless the Bank of America Related Entities and any of their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including reasonable fees and disbursements of its counsel) that may be imposed upon, incurred by or asserted against such Indemnified Party in any way relating to or arising out of the Loan Documents or any of the transactions contemplated thereby, or any Pledged Mortgage Loans or Borrower’s obligations thereunder, except to the extent that such liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses or disbursements are the direct result of such Indemnified Party’s gross negligence, bad faith or willful misconduct. Borrower also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Loan Document (provided that if the terms of any Loan Document conflict with the foregoing, the terms of the Loan Document shall control) or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.

12.2	Reimbursement. Borrower shall reimburse the Bank of America Related Entities for all expenses required in the Loan Terms Letter to be reimbursed when they become due and owing. In addition, Borrower agrees to pay as and when billed by Lender all of the reasonable out-of pocket costs and expenses incurred by Lender in connection with (i) the consummation and administration of the transactions contemplated hereby including, without limitation, all the due diligence, inspection, testing and review costs and expenses incurred by Lender with respect to Pledged Mortgage Loans and Borrower prior to the Effective Date or pursuant to Section 9.2, or otherwise, (ii) the development, preparation and execution of, and any amendment, supplement or modification to, any Loan Document or any other documents prepared in connection therewith, and (iii) all the reasonable fees, disbursements and expenses of counsel to Lender incurred in connection with any of the foregoing.

12.3	Payment of Taxes.

(a)	All payments made by Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the Net Income by the United States, a state or a foreign jurisdiction under the laws of which Lender is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by Borrower for its own account not later than the date when due. If Borrower is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Lender, promptly, original tax receipts and other evidence satisfactory to Lender of the payment when due of the full amount of such Taxes; and (iv) pay to Lender such additional amounts as may be necessary so that such Lender receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”).

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(b)	Borrower shall pay and hold Lender harmless from and against any and all Taxes and Other Taxes arising with respect to the Pledged Mortgage Loans, the Loan Documents and other documents related thereto and hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(c)	Any Lender that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Lender”) shall provide Borrower with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Lender becomes a Lender. Each Foreign Lender will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Lender as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Lender has failed to provide Borrower with the appropriate form or other relevant document pursuant to this Section 12.3(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to any “gross-up” of Taxes or indemnification under Section 12.3(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Lender, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

(d)	Nothing contained in this Section 12.3 shall require Lender to make available any of its tax returns or other information that it deems to be confidential or proprietary.

12.4	Lender Payment. If Borrower fails to pay when due any costs, expenses or other amounts payable by it under this Article 12, such amount may be paid on behalf of Borrower by Lender, in its discretion and Borrower shall remain liable for any such payments by Lender. No such payment by Lender shall be deemed a waiver of any of Lender’s rights under any of the Loan Documents.

12.5	Agreement not to Assert Claims. Borrower agrees not to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds of the Advance, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

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12.6	Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the covenants and obligations of Borrower contained in this Article 12 shall survive the repayment in full of the Secured Obligations and all other amounts payable hereunder and delivery of the Pledged Mortgage Loans by Lender against full payment therefor.

ARTICLE 13
TERM AND TERMINATION

13.1	Term. Provided that no Event of Default or Potential Default has occurred and is continuing, and except as otherwise provided for herein, this Agreement shall commence on the Effective Date and continue until the Termination Date. Following expiration or termination of this Agreement, all amounts due Lender under the Loan Documents shall be immediately due and payable without notice to Borrower and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Borrower in default, all of which are hereby expressly waived by Borrower.

13.2	Termination.

(a)	Lender may terminate this Agreement for cause at any time by providing notice to Borrower. For the avoidance of doubt, cause shall be deemed to exist if Lender determines that there has been fraud, misrepresentation or any similar intentional conduct on behalf of Borrower, its officers, directors, employees, agents and/or its representatives with respect to any of Borrower’s obligations, responsibilities or actions undertaken in connection with this Agreement.

(b)	Upon termination of this Agreement for any reason, all outstanding amounts due to Lender under the Loan Documents shall be immediately due and payable without notice to Borrower and without presentment, demand, protest, notice of protest or dishonor, or other notice of default, and without formally placing Borrower in default, all of which are hereby expressly waived by Borrower. Further, any termination of this Agreement shall not affect the outstanding obligations of Borrower under this Agreement or any other Loan Document and all such outstanding obligations and the rights and remedies afforded Lender in connection therewith, including, without limitation, those rights and remedies afforded Lender under this Agreement, shall survive any termination of this Agreement. Lender shall not be liable to Borrower for any costs, loss or damages arising from or relating to a termination by Lender in accordance with subsection (a) of this Section 13.2.

ARTICLE 14
GENERAL

14.1	Integration. This Agreement, together with the other Loan Documents, and all other documents executed pursuant to the terms hereof and thereof, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which such communications are merged herein.

14.2	Amendments. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is sought.

14.3	No Waiver. No failure or delay on the part of Borrower or Lender in exercising any right, power or privilege hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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14.4	Remedies Cumulative. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that Borrower or Lender would otherwise have. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.

14.5	Assignment. The Loan Documents may not be assigned by Borrower. The Loan Documents, along with Lender’s right, title and interest, including its security interest, in any or all of the Pledged Mortgage Loans and other Collateral, may, at any time, be transferred or assigned, in whole or in part, by Lender, and upon providing notice to Borrower of such transfer or assignment, together with an acknowledgement from assignee accepting Lender’s rights and/or obligations hereunder, any transferee or assignee thereof may enforce the Loan Documents and such security interest directly against Borrower.

14.6	Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.7	Participations. Lender may from time to time sell or otherwise grant participations in this Agreement, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of Lender and (ii) may exercise any and all rights of set-off or banker’s lien with respect thereto, in each case as fully as though Borrower were directly obligated to the holder of such participation in the amount of such participation; provided, however, that Borrower shall not be required to send or deliver to any of the participants other than Lender any of the materials or notices required to be sent or delivered by it under the terms of this Agreement, nor shall it have to act except in compliance with the instructions of Lender.

14.8	Invalidity. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been included.

14.9	Additional Instruments. Borrower shall execute and deliver such further instruments and shall do and perform all matters and things necessary or expedient to be done or observed for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded by this Agreement.

14.10	Survival. All representations, warranties, covenants and agreements herein contained on the part of Borrower shall survive Advance and shall be effective so long as this Agreement is in effect or there remains any obligation of Borrower hereunder to be performed.

14.11	Notices.

(a)	All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder in writing shall be mailed (first class, return receipt requested and postage prepaid) or delivered in person or by overnight delivery service or by facsimile, addressed to the respective parties hereto at their respective addresses set forth below or, as to any such party, at such other address as may be designated by it in a notice to the other:
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If to Borrower:	The address set forth in the Loan Terms Letter

If to Lender:	Bank of America, N.A. 4500 Park Granada
Mail Code: CA7-910-02-38
Calabasas, California 91302
Attention: Adam Gadsby, Managing Director
Telephone: (818) 225-6541
Facsimile: (213) 457-8707
Email: Adam.Gadsby@baml.com

With copies to:

Bank of America, N.A.

One Bryant Park, 11th Floor

Mail Code: NY1-100-11-01

New York, New York 10036

Attention: Eileen Albus, Director, Mortgage Finance

Telephone:  (646) 855-0946

Facsimile:  (646) 855-5050

Email: Eileen.Albus@baml.com

Bank of America, N.A.

One Bryant Park

New York, New York 10036

Mail Code: NY1-100-17-01

Attention: Michael J. Berg, Assistant General Counsel

Telephone: (646) 855-0706

Fax: (212) 378-3460

E-mail: Michael.J.Berg@bankofamerica.com

All written notices shall be conclusively deemed to have been properly given or made when duly delivered, if delivered in person or by overnight delivery service, or on the third (3rd) Business Day after being deposited in the mail, if mailed in accordance herewith, or upon transmission by the receiving party of a facsimile confirming receipt, if delivered by facsimile. Notwithstanding the foregoing, any notice of termination shall be deemed effective upon receipt.

(b)	All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder which are not required to be in writing may also be provided electronically either (i) as an electronic mail sent and addressed to the respective parties hereto at their respective electronic mail addresses set forth below, or as to any such party, at such other electronic mail address as may be designated by it in a notice to the other or (ii) with respect to Lender, via a posting of such notice on Lender’s customer website(s).

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If to Borrower:	The email address(es) specified in the Loan Terms Letter, if any.

If to Lender:	Adam.Gadsby@baml.com, Adam.Robitshek@baml.com, Eileen.Albus@baml.com and Michael.J.Berg@bankofamerica.com.

14.12	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

14.13	Submission to Jurisdiction; Service of Process; Waivers. All legal actions between or among the parties regarding this Agreement, including, without limitation, legal actions to enforce this Agreement or because of a dispute, breach or default of this Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions. The parties hereto irrevocably consent and agree that venue in such courts shall be convenient and appropriate for all purposes and, to the extent permitted by law, waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. The parties hereto further irrevocably consent and agree that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 14.11(a), and that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

14.14	Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby or thereby.

14.15	Counterparts. This Agreement may be executed in any number of counterparts by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

14.16	Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning or interpretation of any provisions hereof.

14.17	Confidential Information. To effectuate this Agreement, Lender and Borrower may disclose to each other certain confidential information relating to the parties’ operations, computer systems, technical data, business methods, and other information designated by the disclosing party or its agent to be confidential, or that should be considered confidential in nature by a reasonable person given the nature of the information and the circumstances of its disclosure (collectively the “Confidential Information”). Confidential Information can consist of information that is either oral or written or both, and may include, without limitation, any of the following: (i) any reports, information or material concerning or pertaining to businesses, methods, plans, finances, accounting statements, and/or projects of either party or their affiliated or related entities; (ii) any of the foregoing related to the parties or their related or affiliated entities and/or their present or future activities and/or (iii) any term or condition of any agreement (including this Agreement) between either party and any individual or entity relating to any of their business operations. With respect to Confidential Information, the parties hereby agree, except as otherwise expressly permitted in this Agreement:

(a)	not to use the Confidential Information except in furtherance of this Agreement;

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(b)	to use reasonable efforts to safeguard the Confidential Information against disclosure to any unauthorized third party with the same degree of care as they exercise with their own information of similar nature; and

(c)	not to disclose Confidential Information to anyone other than employees, agents or contractors with a need to have access to the Confidential Information and who are bound to the parties by like obligations of confidentiality, except that the parties shall not be prevented from using or disclosing any of the Confidential Information which: (i) is already known to the receiving party at the time it is obtained from the disclosing party; (ii) is now, or becomes in the future, public knowledge other than through wrongful acts or omissions of the party receiving the Confidential Information; (iii) is lawfully obtained by the party from sources independent of the party disclosing the Confidential Information and without confidentiality and/or non-use restrictions; or (iv) is independently developed by the receiving party without any use of the Confidential Information of the disclosing party. Notwithstanding anything contained herein to the contrary, Lender may share any Confidential Information of Borrower with an Affiliate of Lender for any valid business purpose, such as, but not limited to, to assist an Affiliate in evaluating a current or potential business relationship with Borrower.

In addition, the Loan Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder (other than the tax treatment and tax structure of the transactions), are proprietary to Lender and shall be held by Borrower in strict confidence and shall not be disclosed to any third party without the consent of Lender except for (i) disclosure to Borrower’s direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions; (ii) upon prior written notice to Lender, disclosure required by law, rule, regulation or order of a court or other regulatory body; (iii) upon prior written notice to Lender, disclosure to any approved hedge counterparty to the extent necessary to obtain any hedging hereunder, (iv) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; or (vi) the tax treatment and tax structure of the transactions, which shall not be deemed confidential; provided that in the case of (ii), (iii), and (iv), Borrower shall take reasonable actions to provide Lender with prior written notice; provided further that in the case of (iv), Borrower shall not file any of the Loan Documents other than the Agreement with the SEC or state securities office unless Borrower has (x) provided at least fifteen (15) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Lender, and (y) redacted all pricing information and other commercial terms to the extent permitted.

If any party or any of its successors, Subsidiaries, officers, directors, employees, agents and/or representatives, including, without limitation, its insurers, sureties and/or attorneys, breaches its respective duty of confidentiality under this Agreement, the nonbreaching party(ies) shall be entitled to all remedies available at law and/or in equity, including, without limitation, injunctive relief.

14.18	Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal, state and local income and franchise taxes, and not for bankruptcy or any other purpose, to treat the Advance as indebtedness of Borrower that is secured by the Pledged Mortgage Loans and that the Pledged Mortgage Loans are owned by Borrower in the absence of an Event of Default by Borrower. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

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14.19	Examination and Oversight by Regulators. Borrower agrees that the transactions with Lender under this Agreement may be subject to regulatory examination and oversight, including, without limitation, examination and oversight by the Office of the Comptroller of the Currency (“OCC”). Borrower shall comply with all regulatory requirements of Lender and Borrower shall grant regulatory agencies, including, but not limited to, the OCC, the right to audit the books and records of Borrower in order to monitor or verify Borrower’s performance under and compliance with the terms of this Agreement.

(Signature page to follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BANK OF AMERICA, N.A., as Lender

By:	/s/ Adam Robitshek
Name:	Adam Robitshek
Title:	Vice President

FIVE OAKS ACQUISITION CORP.,
as Borrower

By:	/s/ Darren Comisso
Name:	Darren Comisso
Title:	Executive Vice President

Signature Page to Loan and Security Agreement

EXHIBIT A

GLOSSARY OF DEFINED TERMS

Ability to Repay Rule: 12 CFR 1026.43(c), including all applicable official staff commentary.

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Accrued Interest: Shall have the meaning specified in Section 2.6(a) of this Agreement.

Advance: Shall have the meaning specified in Section 2.1 of this Agreement.

Advance Date: The date on which an Advance is made hereunder. If the Advance is paid by wire transfer, the Advance Date shall be the date such funds are wired. If the Advance is paid by a cashier’s check, the Advance Date shall be the date such check is issued by the bank. If the Advance is paid by a funding draft, the Advance Date shall be the date that the draft is posted by the bank on which the draft is drawn.

Affiliate: With respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity. For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Agency: Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

Applicable Interest Rate: With respect to any date of determination, the greater of (i) LIBOR, and (ii) the LIBOR Floor. It is understood that the Applicable Interest Rate shall be adjusted on a daily basis.

Approved Investor: A Person, mutually agreed upon between Borrower and Lender, who shall purchase any Pledged Mortgage Loans from Borrower.

Asset Data Record: The data tape setting forth information regarding the Mortgage Loans intended to be sold to Borrower and subject to the Advance that is prepared by Bank of America, N.A. and delivered to Borrower in an electronic format prior to the Advance Date.

Assignment: A duly executed assignment to Lender in recordable form of a Pledged Mortgage Loan, of the indebtedness secured thereby and of all documents and rights related to such Pledged Mortgage Loan.

Bailee Agreement: A bailee agreement or bailee letter that is in a form acceptable to Lender.

Bankruptcy Code: Title 11 of the United States Code, now or hereafter in effect, as amended, or any successor thereto.

Borrowing Base Deficiency: A borrowing base deficiency, as defined and described in Section 6.11 of this Agreement.

Business Day: Any day, excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York and the State of California or as may otherwise be published on Lender’s website(s).

Exhibit A-1

Cash Equivalents: Any (a) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and Eurodollar time deposits with maturities of ninety (90) days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and retained earnings in excess of $70,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least “A-1” or the equivalent thereof by S&P or “p-1” or the equivalent thereof by Moody’s and in either case maturing within ninety (90) days after the day of acquisition, (e) securities with maturities of ninety (90) days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least “A” by S&P or “A” by Moody’s, (f) securities with maturities of ninety (90) days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

Change of Control: Change of Control shall mean any of the following with respect to any Person:

(a) if such Person is a corporation, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Borrower under an employee benefit plan of such Person, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of such Person representing 50% or more of (A) the outstanding shares of common stock of such Person or (B) the combined voting power of such Person’s then-outstanding securities;

(b)      if such Person is a legal entity other than a corporation, the majority voting control of such Person, or its equivalent, under such Person’s governing documents is transferred to any Person;

(c)      such Person is party to a merger or consolidation, or series of related transactions, which results in the voting securities or majority voting control interest of such Person outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities or a majority voting controlling interest of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities or majority voting control interest of such Person or such surviving or other entity outstanding immediately after such merger or consolidation;

(d)      the sale or disposition of all or substantially all of such Person’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(e)      there occurs a change in the composition of the Board of Directors or governing body of such Person within a six (6) month period, as a result of which fewer than a majority of the directors or governing body members are incumbent; provided, however, that this provision (e) shall not apply in the event that the composition of the Board of Directors or governing body changes as a result of such Person availing itself of the public or private debt or equity markets;

(f)      the dissolution or liquidation of such Person; or

(g)     any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

Exhibit A-2

COBRA: As defined in Section 8.1(l) of this Agreement.

Code: The Internal Revenue Code of 1986, as amended.

Collateral: As defined and described in Section 6.1 of this Agreement.

Collateral Value: With respect to each Pledged Mortgage Loan on any date of determination, an amount equal to the following, as the same may be reduced in accordance with Section 4.3: the product of the related Type Collateral Percentage and the least of: (i) the Market Value of such Pledged Mortgage Loan; (ii) the unpaid principal balance of such Pledged Mortgage Loan; (iii) the purchase price paid by Borrower for such Pledged Mortgage Loan; and (iv) the Takeout Price committed by the related Approved Investor, if applicable.

Contingent Obligations: As of any date of determination, with respect to any Person, any obligation of such Person arising from an existing condition or situation that involves uncertainty as to outcome and that will be resolved by the occurrence or nonoccurrence of some future event, including, without limitation, any obligation guaranteeing or intended to guarantee any Debt, leases, dividends or other obligations of any other Person in any manner, whether directly or indirectly; provided; however, that endorsements of instruments for deposit or collection in the ordinary course of business shall not be included. With respect to guarantees, the amount of the Contingent Obligation shall be equal to the stated or determinable amount of the primary obligation in respect of the guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by Lender.

Co-op Corporation: With respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

Co-op Loan: A Mortgage Loan that is secured by a first lien on and a perfected security interest in Co-op Shares and the related Proprietary Lease granting exclusive rights to occupy the related Co-op Unit in the building owned by the related Co-op Corporation.

Co-op Project: With respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

Co-op Shares: With respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a Stock Certificate.

Co-op Unit: The specific dwelling unit relating to a Co-op Loan.

Cumulative Equity Proceeds: As of any date of determination, the aggregate amount of all cash received on or prior to such date of determination by Guarantor and its Subsidiaries in respect of any issuance of Equity effected after Effective Date net of expenses incurred by Guarantor and its Subsidiaries in connection therewith.

Custodial Account: The account described in Section 6.10 of this Agreement.

Custodial Agreement: The Custodial Agreement (if any) executed among Lender, Borrower and Custodian with respect to this Agreement, as the same shall be modified and supplemented and in effect from time to time.

Custodian: Wells Fargo Bank, National Association, or such other custodian selected by Lender.

Exhibit A-3

Debt: As of any date of determination, with respect to any Person, the debt of such Person consisting of, without duplication: (a) indebtedness for borrowed money, including principal, interest, fees and other charges; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services; (d) obligations as lessee under leases that shall have been or should be in accordance with GAAP, recorded as capital leases; (e) obligations secured by any lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for payment of such obligations; (f) obligations in connection with any letter of credit issued for the account of such Person; (g) obligations under direct or indirect guarantees in respect of and obligations, contingent or otherwise, to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above; and (h) all Contingent Obligations.

Debt-to-Equity Ratio: As of any date of determination, with respect to any Person, a ratio equal to (i) the Debt of such Person, divided by (ii) the Equity of such Person.

Default Rate: As set forth in the Loan Terms Letter.

Deficiency Notice: A deficiency notice, as defined and described in Section 6.11 of this Agreement.

Effective Date: That effective date set forth in the Loan Terms Letter.

Electronic Tracking Agreement: An Electronic Tracking Agreement in a form acceptable to Lender.

Eligible Bank: Either (i) Lender, or (ii) a bank selected by Borrower and approved by Lender in writing and authorized to conduct trust and other banking business in any state in which Borrower conducts operations.

Eligible Mortgage Loan: A Mortgage Loan that meets the eligibility criteria set forth in the Loan Terms Letter.

Equity: As of any date of determination, with respect to any Person, the common stock and retained earnings of such Person, determined in accordance with GAAP, as reported on such Person’s balance sheet.

ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

ERISA Affiliate: Any person (as defined in section 3(9) of ERISA) that together with Borrower or any of its Subsidiaries would be a member of the same “controlled group” within the meaning of Section 414(b), (m), (c) and (o) of the Internal Review Code of 1986, as amended.

Event of Default: Any of the conditions or events set forth in Section 11.1.

Executive Management: Borrower’s or any Guarantor’s (i) chairman of the board of directors, (ii) chief executive officer, (iii) president, (iv) chief financial officer, (v) chief operations officer and (vi) Head of Aggregation and Securitization of Mortgage Loans.

Existing Debt: Debt of Borrower existing on the date of this Agreement, as set forth on Schedule 2 hereto.

Extended Maturity Date: Shall mean any date selected by Borrower and Lender in connection with the extension of the term of this Agreement.

Exhibit A-4

Fannie Mae: The Federal National Mortgage Association and any successor thereto.

Fannie Mae Guide: The Fannie Mae MBS Selling and Servicing Guide, as such guide may hereafter from time to time be amended.

Foreign Lender: As defined in Section 12.3(c) of this Agreement.

Freddie Mac: The Federal Home Loan Mortgage Corporation and any successor thereto.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession and that are applicable to the circumstances as of the date of determination.

Ginnie Mae: Government National Mortgage Association or any successor thereto.

Governmental Authority: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

Guaranty: A guaranty signed by a Guarantor in favor of Lender, in a form acceptable to Lender.

Guarantor: As set forth in the Loan Terms Letter, if any.

Handbook: The guide prepared by Lender containing additional policies and procedures, as same may be amended from time to time.

Income: With respect to any Pledged Mortgage Loan at any time, any principal and/or interest thereon and all Proceeds and other collections and distributions thereon.

Indemnified Party or Indemnified Parties: As defined in Section 12.1 of this Agreement.

Insolvency Event: The occurrence of any of the following events:

(a)      such Person shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or such Person, or a substantial part of its property, assets or business, shall be subject to, consent to or acquiesce in the appointment of a receiver, trustee, custodian, conservator or liquidator for itself or a substantial property, assets or business;

(b)     corporate action shall be taken by such Person for the purpose of effectuating any of the foregoing;

(c)      an order for relief shall be entered in a case under the Bankruptcy Code in which such Person is a debtor; or

Exhibit A-5

(d)      involuntary proceedings or an involuntary petition shall be commenced or filed against such Person under any bankruptcy, insolvency or similar law or seeking the dissolution, liquidation or reorganization of such Person or the appointment of a receiver, trustee, custodian, conservator or liquidator for such Person or of a substantial part of the property, assets or business of such Person, or any writ, order, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of the property, assists or business of such Person, and such proceeding or petition shall not be dismissed, or such execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be.

Insurer: A private mortgage insurer, which is acceptable to Lender.

Jumbo Mortgage Loan: Unless defined otherwise in the Loan Terms Letter, a first lien mortgage loan or Co-op Loan that is acquired by Borrower pursuant to the Mortgage Loan Purchase Agreement and subject to this Agreement.

Lender’s Correspondent Guidelines: The standards, procedures and guidelines of Lender and its Affiliates for underwriting Mortgage Loans, a copy of which has been made available to Borrower.

LIBOR: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Lender determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Lender to make Advances as contemplated by this Agreement using LIBOR, then Lender may, in addition to its rights under Section 4.4 herein, select an alternative rate of interest or index in its discretion which alternative rate shall be substantially similar to those rates implemented by Buyer in substantially similar facilities as this Agreement.

LIBOR Floor: As defined in the Loan Terms Letter.

Lien: Any mortgage, lien, pledge, charge, security interest or similar encumbrance.

Linked Transactions: Those transactions identified in Guarantor’s financial statements as forward purchase (derivative) contracts where the initial transfer of a financial asset and contemporaneous repurchase financing of such mortgage-backed security with the same counterparty is considered part of the same arrangement.

Liquidity: As of any date of determination, the sum of Borrower’s unrestricted and unencumbered cash and Cash Equivalents exclusive of funds held due to a Borrowing Base Deficiency. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.

Loan Documents: This Agreement, the Note, the Loan Terms Letter, the Custodial Agreement, the Electronic Tracking Agreement, the Guaranty (if any), each Servicing Agreement Side Letter and all other documents and instruments evidencing the Advance, as same may from time to time be supplemented, modified or amended, and any other agreement entered into between Lender and Borrower in connection herewith or therewith.

Loan Terms Letter: The document executed by Lender, Borrower and Guarantor, referencing this Agreement and setting forth certain specific terms, and any additional terms, with respect to this Agreement.

Exhibit A-6

Mandatory Prepayment Event: Any of the conditions or events set forth in Section 4.2 of this Agreement.

Market Value: With respect to a Mortgage Loan, the lesser of (i) the outstanding principal balance of the Mortgage Loan, (ii) the committed purchase price of the Mortgage Loan, and (iii) the fair market value of the Mortgage Loan as determined by Lender in its sole discretion without regard to any market value assigned to such Mortgage Loan by Borrower. Lender’s determination of Market Value shall be conclusive upon the parties, absent manifest error on the part of Lender. At no time and in no event will the Market Value of a Pledged Mortgage Loan be greater than the Market Value of such Pledged Mortgage Loan on the Advance Date. Any Mortgage Loan that is not an Eligible Mortgage Loan shall have a Market Value of zero.

Material Adverse Effect: Any of the following: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Borrower, Guarantor or any of their respective Subsidiaries or Affiliates that is a party to any Loan Document taken as a whole; (b) a material impairment of the ability of Borrower, Guarantor or any of their respective Subsidiaries or Affiliates that is a party to any Loan Document to perform under any Loan Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document against Borrower, Guarantor or any of their respective Subsidiaries or Affiliates that is a party to any Loan Document; (d) a material adverse effect on the rights and remedies of Lender under any of the Loan Documents; or (e) a material adverse effect on the marketability, collectability, value or enforceability of a material portion of the Pledged Mortgage Loans, in each case as determined by Lender in its sole good faith discretion.

Maturity Date: Shall mean, (a) the Maturity Date set forth in the Loan Terms Letter, or (b) or in the event that Borrower and Lender exercise the option to extend this Agreement, the Extended Maturity Date.

Maximum Credit: The maximum principal amount of the Advance that may be outstanding at any one time, as set forth in the Loan Terms Letter.

Maximum Dwell Time: The maximum number of days such Pledged Mortgage Loan can be subject to the Advance, as set forth in the Loan Terms Letter.

Moody’s: Moody’s Investors Service, Inc. or any successors thereto.

Mortgage: A first-lien or second-lien mortgage, deed of trust, security deed or similar instrument on either (i) with respect to a Mortgage Loan other than a Co-op Loan, improved real property or (ii) with respect to a Co-op Loan, the Proprietary Lease and related Co-op Shares.

Mortgage Loan: A Jumbo Mortgage Loan, as further specified in the Loan Terms Letter.

Mortgage Loan Documents: With respect to each Mortgage Loan, the related documents in the Mortgage Loan File.

Mortgage Loan File: With respect to each Mortgage Loan, as defined in the Custodial Agreement.

Mortgage Loan Purchase Agreement: Those certain Flow Sale and Interim Servicing Agreements and Mortgage Loan Flow Purchase, Sale and Servicing Agreements and the related Assignment, Assumption and Recognition Agreements (each as amended, supplemented or otherwise modified and in effect from time to time), by and among the Lender, the Borrower and the applicable Originator/Seller as set forth on Schedule 3 hereto.

Exhibit A-7

Mortgage Note: A promissory note secured by a Mortgage and evidencing a Mortgage Loan.

Mortgaged Property: (a) With respect to each Mortgage Loan, the Mortgagor’s real property securing repayment of the debt evidenced by the related Mortgage Note, and (b) with respect to each Co-op Loan, the Co-op Shares and Proprietary Lease.

Mortgagor: The obligor of a Mortgage Loan.

Multiemployer Plan: A multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

Net Income: For any period, the net income of any Person for such period as determined in accordance with GAAP.

Net Worth: With respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

Note: Shall mean the promissory note provided for by Section 2.2(a) of this Agreement for the Advance and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

Originator/Seller: The entities listed as “Company” or “Seller” under the applicable Mortgage Loan Purchase Agreements.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Pledged Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Borrower to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property; (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable and (xix) all other documents relating to the Pledged Mortgage Loan.

Other Taxes: As defined in Section 12.3(a).

Payment Date: The fifth (5th) day of each month, or if such date is not a Business Day, the Business Day immediately succeeding the fifth (5th) day of the month; provided, however, Lender may change the Payment Date from time to time upon thirty (30) days prior notice to Borrower.

PBGC: The Pension Benefit Guaranty Corporation and any successor thereto.

Person: Includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

Exhibit A-8

Plan: Any Multiemployer Plan or single-employer plan as defined in section 4001 of ERISA, that is maintained and contributed to by (or to which there is an obligation to contribute of), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribute of), Borrower or by a Subsidiary of Borrower or an ERISA Affiliate.

Pledged Mortgage Loan: A Mortgage Loan that has been pledged by Borrower to Lender in connection with the Advance.

Potential Default: The occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time, or both, would constitute an Event of Default.

Power of Attorney: A power of attorney, substantially in the form attached hereto as Exhibit F.

Proceeds: The meaning set forth in Section 9-102(a) of the Uniform Commercial Code.

Property Charges: All taxes, fees, assessments, water, sewer and municipal charges (general or special) and all insurance premiums, leasehold payments or ground rents.

Proprietary Lease: The lease on a Co-op Unit evidencing the possessory interest of the owner of the Co-op Shares in such Co-op Unit.

QM Rule: 12 CFR 1026.43(e), including all applicable official staff commentary.

Qualified Mortgage: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

Recognition Agreement: An agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

Release Amount: That portion of the Advance equal to the Collateral Value of a Pledged Mortgage Loan determined as of the Advance Date (less any cash or other amounts applied to reduce the Advance for such Pledged Mortgage Loan) together with all related Accrued Interest thereon.

Repayment Amount: An amount equal to (a) the sum of (i) the related outstanding Advance, (ii) the unpaid Accrued Interest due pursuant to Section 2.6 as of the date of such determination, and (iii) any applicable fees, expenses and indemnities owed to Lender under the Note or the other Loan Documents less (b) the amount of any cash transferred by the Borrower to Lender pursuant to Section 6.11 of this Agreement.

Reportable Event: An event described in Section 4043(b) of ERISA with respect to a Plan as to which the thirty (30) days’ notice requirement has not been waived by the PBGC.

S&P: Standard & Poor’s Ratings Services, or any successor thereto.

Secured Obligations: As defined in Section 6.1 of this Agreement.

Servicer: Bank of America, N.A., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and PHH Mortgage Corporation or such other entities responsible for servicing or subservicing, as the case may be, the Pledged Mortgage Loans and that have been approved by Lender in writing, or, in each case, any successor or permitted assigns thereof.

Exhibit A-9

Servicing Agreement: If the Pledged Mortgage Loans are serviced by any third party servicer, the agreement with that third party in form and substance acceptable to Lender.

Servicing Agreement Side Letter: (i) Servicing Agreement Side Letter, dated as of the date hereof, by and among Lender, Borrower and PHH Mortgage Corporation and (ii) Subservicing Agreement Side Letter, dated as of the date hereof, by and among Lender, Borrower and PHH Mortgage Corporation, and in each case, all amendments, modifications and supplements thereto.

Servicing Records: All servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of a Mortgage Loan.

Servicing Rights: The contractual, possessory or other rights of Borrower, the applicable Servicer or any other Person, whether arising under a servicing agreement, the Custodial Agreement or otherwise, to administer or service a Mortgage Loan or to possess related Servicing Records.

Stock Certificates: The certificates evidencing ownership of the Co-op Shares issued by the Co-op Corporation.

Subordinated Debt: Debt of Borrower that either (i) has been subordinated to Lender as provided in this Agreement or (ii) that has been otherwise approved by Lender.

Subsidiary: With respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

Takeout Price: The purchase price to be paid for a Pledged Mortgage Loan by the related Approved Investor.

Takeout Shortfall: As defined in Section 4.6 of this Agreement.

Tangible Net Worth: As of any date of determination, (i) the Net Worth of Borrower and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates, and minus (iii) loans held for investment and real estate owned properties net of acceptable financing (financing must be deemed acceptable by Lender in its sole discretion).

Taxes: As defined in Section 12.3(a) of this Agreement.

Termination Date: The earliest to occur of (i) the Maturity Date, (ii) at Lender’s option, upon the occurrence of an Event of Default, or (iii) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

Exhibit A-10

Total Adjusted Assets: As of any date of determination, the sum of (i) the total assets of Borrower on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Borrower’s financial statements, plus (ii) the gross fair value of securities related to Linked Transactions, minus (iii) the net value of Linked Transactions.

Total Adjusted Liabilities: As of any date of determination, the sum of (i) the total liabilities of Borrower on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Borrower’s financial statements, plus (ii) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Borrower under any purchase, repurchase, refinance or other similar credit arrangements, plus (iii) to the extent not already included under GAAP, any “off balance sheet” purchase, repurchase, refinance or other similar credit arrangements, plus (iv) the gross amount of repurchase financing related to Linked Transactions, minus (v) non-recourse debt.

Type: A specific type of Pledged Mortgage Loan, as set forth in the Loan Terms Letter.

Type Collateral Percentage: With respect to each Type of Pledged Mortgage Loan, the corresponding collateral percentage for such Type, as set forth in the Loan Terms Letter.

Type Margin: With respect to each Type of Pledged Mortgage Loan, the corresponding annual rate of interest for such Type as set forth in the Loan Terms Letter that shall be added to the Applicable Interest Rate to determine the annual rate of interest for the Advance.

Type Sublimit: Any of the applicable Type Sublimits, as set forth in the Loan Terms Letter.

Uniform Commercial Code: The Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

Wire Transfer Advice: In connection with each wire transfer to be made to Lender by Borrower or an Approved Investor, a written or electronic notification setting forth (a) the loan number assigned by Borrower or last name of the Mortgagor for each Mortgage Loan that is related to the Advance in connection with which a payment is being made; (b) the amount of the wire transfer to be applied in the Advance; and (c) the total amount of the wire.

Exhibit A-11

EXHIBIT B

FORM OF PROMISSORY NOTE

$100,000,000
July 18, 2014	New York, New York

FOR VALUE RECEIVED, Five Oaks Acquisition Corp., a Delaware corporation, (“Borrower”), hereby promises to pay to the order of Bank of America, N.A. (“Lender”), at the principal office of Lender located at One Bryant Park – 11th floor, NY1-100-11-01, New York, New York 10036, in lawful money of the United States, and in immediately available funds, the principal sum of ONE HUNDRED MILLION ($100,000,000) (or such lesser amount as shall equal the unpaid principal amount of the Advance made by Lender to Borrower under the Loan Agreement), on the dates and in the principal amounts provided in the Loan Agreement, and to pay interest on the unpaid principal amount of such Advance, at such office, in like money and funds, for the period commencing on the date of such Advance until such Advance shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The date, amount and interest rate of the Advance made by Lender to Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of this Note, endorsed by Lender on the schedule attached hereto or any continuation thereof; provided, that the failure of Lender to make any such recordation or endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Loan Agreement or hereunder in respect of the Advance made by Lender.

This Note is the Note referred to in the Loan and Security Agreement, dated as of July 18, 2014 (as amended, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), between Borrower and Lender, and evidences the Advance made by Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Loan Agreement.

Borrower agrees to pay all of Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of Lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Notwithstanding the pledge of the Collateral, Borrower hereby acknowledges, admits and agrees that Borrower’s obligations under this Note are recourse obligations of Borrower to which Borrower pledges its full faith and credit.

Borrower, and any indorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayments of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, and the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for Lender, in order to enforce payment of this Note, to first institute or exhaust Lender’s remedies against Borrower or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of Borrower, even if such Borrower is not a party to such agreement; provided, however, that Lender and Borrower, by written agreement between them, may affect the liability of Borrower.

Any reference herein to Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Loan Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

Exhibit B-1

Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and Rules. Borrower hereby submits to New York jurisdiction with respect to any action brought with respect to this Note and waives any right with respect to the doctrine of forum non conveniens with respect to such transactions.

This Note shall be governed by and construed under the laws of the State of New York (without reference to choice of law doctrine but with reference to Section 5-1401 of the New York General Obligations Law, which by its terms applies to this Note) whose laws Borrower expressly elects to apply to this Note. Borrower agrees that any action or proceeding brought to enforce or arising out of this Note may be commenced in the Supreme Court of the State of New York, Borough of Manhattan, or in the District Court of the United States for the Southern District of New York.

Five Oaks Acquisition Corp., as Borrower

By:
Name:
Title:

Exhibit B-2

SCHEDULE OF ADVANCES

This Note evidences each Advance made under the within-described Loan Agreement to Borrower, on the dates, in the principal amounts and bearing interest at the rates set forth below, and subject to the payments and prepayments of principal set forth below:

Date Made	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made by

Exhibit B-3

EXHIBIT C

FORM OF SECRETARY’S CERTIFICATE

I, _______________________, am the duly elected Secretary of Five Oaks Acquisition Corp. (“Company”), and I hereby certify that:

1.	Each of the persons listed below has been duly elected to and now holds the office of the Company set forth opposite his or her name and is currently serving, in such capacity, and the signature of each such person set forth opposite his or her title is his or her true and genuine signature:

Name	Office	Signature

2.	Attached hereto as Exhibit A is a true and complete copy of the Articles of Incorporation of the Company (or its equivalent if the Company is not a corporation), as in full force and effect. No amendment or other document relating to or affecting the Articles of Incorporation (or its equivalent) has been filed in the office of the Secretary of State of incorporation or formation and no action has been taken by the Company or its shareholders, directors or officers in contemplation of the filing of any such amendment or other documents and no proceedings therefore have occurred;

3.	Attached hereto as Exhibit B is a true and complete copy of the By-laws of the Company (or its equivalent if the Company is not a corporation), as in full force and effect, and such By-laws (or its equivalent) have not been amended, except for amendments included in the copy attached hereto; and

4.	Attached hereto as Exhibit C is true and complete copy of the resolutions duly and validly adopted either at a special or regular meeting or by unanimous consent that apply to the Loan and Security Agreement between the Company and Bank of America, N.A., and such resolutions have not been amended, modified or rescinded in any respect and remain in full force and effect without modification or amendment as of the date hereof.

Dated:	By:
Secretary

Exhibit C-1

EXHIBIT D

FORM OF RESOLUTIONS

WHEREAS, Five Oaks Acquisition Corp. (the “Company”) desires to obtain financing for its purchase of mortgage loan (the “Advance”) in an aggregate amount not to exceed the Maximum Credit with Bank of America, N.A. (“Lender”) pursuant to a Loan and Security Agreement substantially in the form attached hereto (the “Agreement”).

NOW, THEREFORE, IT IS RESOLVED BY THE BOARD OF DIRECTORS (OR ITS EQUIVALENT) OF THE COMPANY THAT:

1.	Company is hereby authorized and directed to enter into and execute each of the following documents:

(a)	the Agreement between Company and Lender, attached hereto; and

(b)	any and all other agreements and documents in connection with the Advance,

2.	Any one of the following officers are separately and independently authorized and directed to execute and deliver the Agreement and any and all other agreements and documents related to the Advance, and to do any and all things which he or she may deem necessary or desirable in connection with the Advance, including approving, executing and delivering any amendments or modifications to the Agreement.

Name/Title	Specimen Signature

3.	Any one of the following officers, directors and/or employees is separately and independently authorized to take the following actions in connection with the Agreement and Advance: (a) request an Advance; (b) sign receipts acknowledging delivery of funds and documents from Lender; (c) request and effect transfers of funds; and (d) ship and release documents to Lender:

Name/Title	Specimen Signature	Restrictions, if any

Exhibit D-1

I, ___________________, being the Secretary of Borrower, hereby certify that the foregoing is a true copy of the Resolutions duly adopted by the Board of Directors (or its equivalent) of Borrower, effective as of _________________, which is in full force and effect on this date and does not conflict with Borrower’s governing documents.

By:

Name:

Tile: Secretary

Exhibit D-2

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

Period:
[DATE]

OFFICER CERTIFICATE

Period Ending:	[DATE]
Borrower Name:	Five Oaks Acquisition Corp.
Guarantor Name:	Five Oaks Investment Corp.

I, ___________________________, do hereby certify that I am the duly elected authorized Chief Financial Officer of Five Oaks Acquisition Corp. (“Borrower”) and Five Oaks Investment Corp. (“Guarantor”). This certificate in connection with Section 9.1(c) of the Loan and Security Agreement, dated as of July 18, 2014, by and between Borrower and Bank of America, N.A. (“Bank of America” or “Lender”) (as amended, supplemented or otherwise modified from time to time, the “Agreement”) and the Guaranty, dated as of July 18, 2014 by Five Oaks Investment Corp. (“Guarantor”) to and for the benefit of Bank of America. I do hereby certify that, as of the date of the financial statements attached hereto and as of the date hereof, Borrower and Guarantor are and have been in compliance with all the terms of the Agreement and Guaranty and, without limiting the generality of the foregoing, I certify that:

1.	Representations and Warranties: The representations and warranties made by Borrower and Guarantor under the Agreement, Guaranty, and other Loan Documents (between Bank of America and Borrower and Bank of America and Guarantor) are accurate and true on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof, including, without limitation, the following:

1.1.    Financial Condition: All financial statements of Borrower and Guarantor delivered to Bank of America fairly and accurately present the financial condition of the parties for whom such statements are submitted as of the date set forth therein. The financial statements of Borrower and Guarantor have been prepared in accordance with GAAP consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby that would adversely affect the financial condition of Borrower and/or Guarantor. Since the close of the period covered by the latest financial statement delivered to Bank of America with respect to Borrower and Guarantor, there has been no material adverse change in the assets, liabilities or financial condition of Borrower and Guarantor nor is Borrower or Guarantor aware of any facts that, with or without notice or lapse of time or both, would or could result in any such material adverse change. No event has occurred, including, without limitation, any litigation or administrative proceedings, and no condition exists or, to the knowledge of Borrower or Guarantor, is threatened, that (i) might render Borrower or Guarantor unable to perform its obligations under the Loan Documents and all other documents contemplated thereby; (ii) would constitute a Potential Default or Event of Default; or (iii) is reasonably likely to have a Material Adverse Effect with respect to Borrower or Guarantor.

Exhibit E-1

1.2.    Solvency: The fair value of the assets of Borrower and Guarantor is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Borrower and Guarantor, respectively, in accordance with GAAP) of Borrower and Borrower is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower and Guarantor are not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Borrower and Guarantor or any of its assets. Borrower and Guarantor are not transferring any Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

2.	Compliance with Agreement and other Loan Documents: Borrower and Guarantor are in full compliance with all of the terms and provisions set forth in the Agreement, Guaranty and other Loan Documents on its part to be performed and observed, and no Event of Default or Potential Default has occurred and is continuing.

3.	Compliance with Other Agreements: Borrower and Guarantor are in full compliance with all of the terms and provisions set forth in any agreements between Borrower or Guarantor, Bank of America and/or Bank of America affiliates on its part to be performed and observed, and no Event of Default or Potential Default has occurred and is continuing.

4.	No Change in Executive Management: Other than as previously disclosed to Lender, no material change in the Executive Management has occurred.

5.	Reserved.

6.	No Changes in Structure of Borrower or Guarantor: Other than as previously disclosed to Lender, there has been no (i) change to the location of Borrower or Guarantor’s chief executive office/chief place of business from that specified in Section 8.1(t) of the Agreement, (ii) change in the name, identity or corporate structure (or the equivalent) of the Borrower or Guarantor or change in the location where Borrower or Guarantor maintains its records with respect to the Pledged Mortgage Loans or any Collateral, or (iii) reincorporation or reorganization of Borrower or Guarantor under the laws of another jurisdiction.

7.	Escrow and Mortgage Insurance Proceeds: To the extent applicable, Borrower and Guarantor has segregated all escrow and mortgage insurance proceeds into an individual custodial account and is in compliance with all applicable laws.

8.	Liabilities and Advances: Except as otherwise permitted under the Agreement, Borrower has not, either directly or indirectly, without the prior written consent of Bank of America, made any personal loans or advances to any officers, employees, shareholders, members, partners or owners of Borrower or any Guarantor in an aggregate amount exceeding ten percent (10%) of Borrower’s Tangible Net Worth. Except as otherwise permitted under the Agreement, Borrower has not incurred any additional material Debt without the prior written consent of Bank of America.

Exhibit E-2

9.	Regulatory Action: Borrower has not, either directly or indirectly, without the prior written consent of Bank of America, taken, or failed to take, any action that would cause Borrower to lose all or any part of its status as an eligible seller or mortgagee or willfully terminate its status as an eligible seller or mortgagee by an Agency or Government Authority without forty-five (45) days prior written notice to Bank of America.

10.	Attachments: The following attachments and information contained therein are accurate and true in all respects and do not fail to include any information which is necessary to not make such attachments and the information contained therein misleading.

11.	Capitalized Terms: All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement, Guaranty and Loan Documents between Bank of America and Borrower and between Bank of America and Guarantor.

Exhibit E-3

Officer Certificate for: Five Oaks Investment Corp. as of:

Financial Ratios: The following financial ratios are accurate and true and are calculated in accordance with the Agreement and Loan Documents between Bank of America and Borrower and Bank of America and Guarantor as of the date hereof:

Covenant Calculations
Minimum Tangible Net Worth	%
Total Equity		[INPUT]
Less: Receivables Due from Officers, Employees, and Shareholders		[INPUT]
Less: Other Intangibles not acceptable under GAAP		[INPUT]
Less: Loans Held for Investment		[INPUT]
Less: Real Estate Owned		[INPUT]
Plus: Cumulative Equity Proceeds	50%	[INPUT]
Covenant TNW (a)		#VALUEl
Liquidity	%
Unrestricted and unencumbered cash and Cash Equivalents		[INPUT]
Less: Funds Held due to Borrowing Base Deficiency		[INPUT]
Actual Liquidity (b)		#VALUEl
Total Assets		[INPUT]
Plus: Gross Assets related to Linked Transactions		[INPUT]
Less: Linked Transactions, Net		[INPUT]
Total Adjusted Assets (c)		#VALUEl
Minimum Liquidity: 3% of (c)	3%
Leverage
Total Liabilities on Balance Sheet		[INPUT]
Plus Gross Liabilities related to Linked Transactions		[INPUT]
Plus Aggregate amount owned by borrower under any credit arrangement		[INPUT]
Plus Any "off balance sheet" credit arrangements not included under GAAP		[INPUT]
Less non-recourse debt		[INPUT]
Adjusted Total Liabilities (d)		#VALUEI
Covenant TNW (e)		#VALUEI
Leverage Ratio (d/f)		#VALUEl

Covenant Compliance	As of: 07/31/14
Minimum Ratio of Total Equity to Required Capital

Minimum Tangible Net Worth:

The sum of (i) $150,000,000 plus (ii) 50% of Cumulative Equity Proceeds.

Cumulative Equity Proceeds: As of any date of determination, the aggregate amount of all cash received on or prior to such date of determination by Guarantor and its Subsidiaries in respect of any issuance of Equity effected after Effective Date net of expenses incurred by Guarantor and its Subsidiaries in connection therewith.

Tangible Net Worth: As of any date of determination, (i) the Net Worth of Borrower and its consolidated Subsidiaries, on a combined basis, determined in accordance with GAAP, minus (ii) all intangibles determined in accordance with GAAP (including, without limitation, goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights) and any and all advances to, investments in and receivables held from Affiliates, and minus (iii) loans held for investment and real estate owned properties net of acceptable financing (financing must be deemed acceptable by Lender in its sole discretion).

#VALUE!
Minimum	$150,000,000
In Compliance?
Liquidity

Minimum Liquidity: Not less than 3% of Total Adjusted Assets less cash and Cash Equivalents.

Liquidity: As of any date of determination, the sum of Borrower's unrestricted and unencumbered cash and Cash Equivalents exclusive of funds held due to a Borrowing Base Deficiency. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.

Total Adjusted Assets: As of any date of determination, the sum of (i) the total assets of Borrower on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Borrower's financial statements, plus (ii) the gross fair value of securities related to Linked Transactions, minus (iii) the net value of Linked Transactions.

#VALUEl
Minimum	3%
In Compliance?
Leverage

Borrower's ratio of Total Adjusted Liabilities to Tangible Net Worth has not exceeded 8:1

Total Adjusted Liabilities: As of any date of determination, the sum of (i) the total liabilities of Borrower on any given date of determination, to be determined in accordance with GAAP consistent with those applied in the preparation of Borrower's financial statements, plus (ii) to the extent not already included under GAAP, the total aggregate outstanding amount owed by Borrower under any purchase, repurchase, refinance or other similar credit arrangements, plus (iii) to the extent not already included under GAAP, any "off balance sheet" purchase, repurchase, refinance or other similar credit arrangements, plus (iv) the gross amount of repurchase financing related to Linked Transactions, minus (v) non-recourse debt.

#VALUEl
Maximum	8.0x
In Compliance?
Compliance with other agreements
Is the Company in compliance with the terms of all other agreements pertaining to borrowed funds?	[INPUT Y or N]
Permitted Distributions
Did the Company make distributions during the reporting period?	[INPUT Y or N]
Was the Company permitted to make distributions, i.e. No Default or Potential Event of Default?	[INPUT Y or N]
In Compliance?

Exhibit E-4

Officer Certificate for: Five Oaks Investment Corp. as of:

Repurchases/Indemnifications	UPB	Year to Date:	Billable / Actual or Estimated Losses
Open repurchase requests	[INPUT]	[INPUT]	[INPUT]
Open repurchases being contested	[INPUT]	[INPUT]	[INPUT]
Repurchases settled YTD in 2014	[INPUT]	[INPUT]	[INPUT]

Repurchase Settlement Method YTD	Total # of Loans	Indemnifications ($)	Cash ($)	Payment Installment Plan ($)
All Investors	[INPUT]	[INPUT]	[INPUT]	[INPUT]

Description of applicable settlement terms, duration etc:

To the extent applicable, please provide the values for the following (if not provided explicitly in the Balance Sheet):

Escrow or Liability	Value	Balance Sheet line item where data is recorded
Escrow Assets
Escrow Liabilities
Loans Held For Investment (LHFI)
Real Estate Owned (REO)
Loan Loss Reserves
UPB of Loans Held for Sale

Hedging / Derivative Assets and Liabilities

Fair value portion of Loans Held For Sale	[INPUT]
Fair value of interest rate lock commitments (IRLC's) - Asset / (Liability)	[INPUT]
Notional Balance of IRLC's	[INPUT]
Fair value of pipeline hedging instruments - Asset / (Liability)	[INPUT]
Notional balance of hedging instruments	[INPUT]
Accounting methodology for MSR (Fair Value or LOCOM)	[INPUT]
If applicable - Fair value adjustment of MSR Asset - Gain / (Loss)	[INPUT]
If applicable - Fair value adjustment of MSR hedging instrument - Gain / (Loss)	[INPUT]

Servicing Portfolio as of period ending date: (as applicable)

Servicing portfolio UPB	[INPUT]
Servicing sold (UPB of bulk sale)	[INPUT]
Value of servicing sold	[INPUT]
Cash proceeds of servicing sold	[INPUT]
Servicing acquired (UPB of bulk purchase)	[INPUT]
Value of servicing purchased	[INPUT]
Sub-servicer (If Applicable)	[INPUT]
Third party conducting valuation	[INPUT]
Most recent valuation date	[INPUT]
MSR valuation (at midpoint, if applicable)	[INPUT]

Exhibit E-5

Officer Certificate for: Five Oaks Investment Corp. as of:

To the extent that the necessary data is provided in a different format that contains the same information - the below summary informatioin may be ommitted. Please insert / "drop" MTD and YTD origination data on "Origination" tab, or in a separate file.

	Month to Date:		Year to Date:
Originations	$	# units	$	# units
Conv Conf	[INPUT	[INPUT UNITS]	[INPUT	[INPUT UNITS]
Govt.	[INPUT	[INPUT UNITS]	[INPUT	[INPUT UNITS]
Jumbo	[INPUT	[INPUT UNITS]	[INPUT	[INPUT UNITS]
Other	[INPUT	[INPUT UNITS]	[INPUT	[INPUT UNITS]
% Retail ($)	[INPUT %]		[INPUT %]
% TPO ($)	[INPUT %]		[INPUT %]
% Correspondent ($)	[INPUT %]		[INPUT %]
% Refi ($)	[INPUT %]		[INPUT %]
Loans Banked within the Period	[INPUT	[INPUT UNITS]	[INPUT	[INPUT UNITS]
Loans Brokered within the Period ($)	[INPUT	[INPUT UNITS]	[INPUT	[INPUT UNITS]
Total Banked and Brokered	-	-	-	-

Warehouse Facilities as of period ending date:

Lender Name	Line Amount	Amount Outstanding	Line Maturity
[INPUT]	[INPUT]	[INPUT]	[INPUT]
[INPUT]	[INPUT]	[INPUT]	[INPUT]
[INPUT]	[INPUT]	[INPUT]	[INPUT]
[INPUT]	[INPUT]	[INPUT]	[INPUT]
[INPUT]	[INPUT]	[INPUT]	[INPUT]

Total	0	0

Other Indebtedness:	Total Facility Size	Outstanding Indebtedness	Expiration Date
1) [LENDER NAME]	[INPUT]	[INPUT]	[INPUT]
2) [LENDER NAME]	[INPUT]	[INPUT]	[INPUT]
Total	[INPUT]	[INPUT]

Description of Other Indebtedness (Type of facility, security/collateral, etc.):

IN WITNESS WHEREOF, the undersigned has here unto signed his/her name on _________________, 201___.

Five Oaks Acquisition Corp.

Five Oaks Investment Corp.

By:

Name:

Title: Chief Financial Officer

Exhibit E-6

EXHIBIT F

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, Bank of America, N.A. (“Lender”) and Five Oaks Acquisition Corp. (“Borrower”) have entered into the Loan and Security Agreement, dated as of July 18, 2014 (the “Agreement”), pursuant to which Borrower has agreed to pledge certain mortgage loans to Lender as collateral security for a loan, subject to the terms and conditions set forth therein;

WHEREAS, Borrower has agreed to give to Lender a power of attorney on the terms and conditions contained herein in order for Lender to take any action that Lender may deem necessary or advisable to accomplish the purposes of the Agreement;

NOW, THEREFORE, in accordance with the terms of the Agreement, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful Attorney-in-Fact, with full power and authority hereby conferred in its name, place and stead and for its use and benefit, to do and perform the following in connection with assets purchased by Lender from Borrower under the Agreement (the “Pledged Mortgage Loans”) or as otherwise provided below:

(1)	to receive, endorse and collect all checks made payable to the order of Borrower representing any payment on account of the Pledged Mortgage Loans;

(2)	to assign or endorse any mortgage, deed of trust, promissory note or other instrument relating to the Pledged Mortgage Loans;

(3)	to correct any assignment, mortgage, deed of trust or promissory note or other instrument relating to the Pledged Mortgage Loans;

(4)	to complete and execute lost note affidavits or other lost document affidavits relating to the Pledged Mortgage Loans;

(5)	to issue title requests and instructions relating to the Pledged Mortgage Loans;

(6)	to give notice to any individual or entity of its interest in the Pledged Mortgage Loans under the Agreement;

(7)	to receive and enforce all of the Borrower’s rights and interests under the related Mortgage Loan Purchase Agreements, including, without limitation, the right to require the related Originator/Seller thereunder to repurchase the Pledged Mortgage Loans pursuant to the terms thereof;

(8)	upon termination of Borrower by Lender as permitted under the Agreement, to service and administer the Pledged Mortgage Loans, including, without limitation, the receipt and collection of all sums payable in respect of the Pledged Mortgage Loans.

Borrower hereby ratifies and confirms all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

Third parties without actual notice may rely upon the power granted under this Power of Attorney upon the exercise of such power by the Attorney-in-Fact.

Exhibit F-1

Five Oaks Acquisition Corp.

By:

Name:

Title:

WITNESS my hand this ____ day of _____________, 20___.

STATE OF

County of

This instrument was acknowledged, subscribed and sworn to before me this _____ day of _________, by ______________________________________

Notary Public

My Commission Expires:

Notary Seal:

Exhibit F-2

EXHIBIT G

WIRING INSTRUCTIONS

Borrower’s Wire Instructions:

Bank: Bank of America, N.A.
ABA No.: 026009593
Account No.: 0012913-41686
Account Name: Bank of America, N.A.

Credit: Trade Support Operations Account

Reference: A. Mahendru – Five Oaks

Lender’s Wire Instructions:

Bank: Bank of America, N.A.
ABA No.: 026009593
Account No.: 4426457864
Credit Account Name: Bilateral Trading Account

Reference: Whole Loans

Attention: Sec Finance Ops

These wiring instructions may not be changed except by an authorized representative of Lender or Borrower, as applicable. Lender shall be entitled to rely on these wiring instructions without further inquiry or verification.

Exhibit G-1

SCHEDULE 1

Filing Jurisdictions and Offices

Delaware

Schedule 1

SCHEDULE 2

List of Borrower’s Existing Debt

As of July 18, 2014

1.	Master Repurchase Agreement, dated February 25, 2014, among Credit Suisse First Boston Mortgage Capital LLC, as buyer, Five Oaks Acquisition Corp., as seller, and Five Oaks Investment Corp., as guarantor, with a maximum amount of $125 million.

Schedule 2

SCHEDULE 3

List of Mortgage Loan Purchase Agreements

1.	(a) Mortgage Loan Flow Purchase, Sale and Servicing Agreement, dated as of October 1, 2010, as amended, between Bank of America, National Association and PHH Mortgage Corporation

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., and PHH Mortgage Corporation

2.	(a) Flow Sale and Interim Servicing Agreement, dated as of January 1, 2011, as amended, between Bank of America, National Association and RPM Mortgage, Inc.

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and RPM Mortgage, Inc.

3.	(a) Flow Sale and Interim Servicing Agreement, dated as of September 1, 2012, as amended, between Bank of America, National Association and Everett Financial, Inc.

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Everett Financial, Inc.

4.	(a) Flow Sale and Interim Servicing Agreement, dated as of May 1, 2012, as amended, between Bank of America, National Association and Cornerstone Home Lending, Inc. f/k/a Cornerstone Mortgage Company

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Cornerstone Home Lending, Inc. f/k/a Cornerstone Mortgage Company

5.	(a) Flow Sale and Interim Servicing Agreement, dated as of March 1, 2011, as amended, between Bank of America, National Association and Guaranteed Rate, Inc.

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Guaranteed Rate, Inc.

6.	(a) Flow Sale and Interim Servicing Agreement, dated as of March 1, 2012, as amended, between Bank of America, National Association and Opes Advisors, Inc.

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Opes Advisors, Inc.

7.	(a) Flow Sale and Interim Servicing Agreement, dated as of March 1, 2012, as amended, between Bank of America, National Association and Cobalt Mortgage, Inc.

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Cobalt Mortgage, Inc.

8.	(a) Flow Sale and Interim Servicing Agreement, dated as of June 1, 2011, as amended, between Bank of America, National Association and Amerisave Mortgage Corporation

Schedule 3

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Amerisave Mortgage Corporation

9.	(a) Flow Sale and Interim Servicing Agreement, dated as of November 1, 2011, as amended, between Bank of America, National Association and Primelending, a Plains Capital Company

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Primelending, a Plains Capital Company

10.	(a) Flow Sale and Interim Servicing Agreement, dated as of May 1, 2011, as amended, between Bank of America, National Association and First Savings Mortgage Corporation

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and First Savings Mortgage Corporation

11.	(a) Flow Sale and Interim Servicing Agreement, dated as of March 1, 2012, as amended, between Bank of America, National Association and JMAC Lending, Inc.

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and JMAC Lending, Inc.

12.	(a) Flow Sale and Interim Servicing Agreement, dated as of June 1, 2011, as amended, between Bank of America, National Association and Guild Mortgage Company

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Guild Mortgage Company

13.	(a) Flow Sale and Interim Servicing Agreement, dated as of June 1, 2012 as amended, between Bank of America, National Association and Paramount Residential Mortgage Group, Inc.

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Paramount Residential Mortgage Group, Inc.

14.	(a) Flow Sale and Interim Servicing Agreement, dated as of August 27, 2013 as amended, between Bank of America, National Association and loanDepot.com, LLC

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and loanDepot.com, LLC

15.	(a) Flow Sale and Interim Servicing Agreement, dated as of August 8, 2013 as amended, between Bank of America, National Association and Caliber Home Loans, Inc.

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Caliber Home Loans, Inc.

16.	(a) Flow Sale and Interim Servicing Agreement, dated as of August 22, 2013 as amended, between Bank of America, National Association and Stonegate Mortgage Corporation

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Stonegate Mortgage Corporation

Schedule 3

17.	(a) Flow Sale and Interim Servicing Agreement, dated as of March 1, 2011 as amended, between Bank of America, National Association and NYCB Mortgage Company, LLC

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and NYCB Mortgage Company, LLC

18.	(a) Flow Sale and Interim Servicing Agreement, dated as of February 1, 2013, as amended, between Bank of America, National Association and Pinnacle Capital Mortgage Corporation

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and Pinnacle Capital Mortgage Corporation

19.	(a) Flow Sale and Interim Servicing Agreement, dated as of May 1, 2013 as amended, between Bank of America, National Association and RMR Financial, LLC

(b) Assignment, Assumption and Recognition Agreement, dated as of July 18, 2014, among Bank of America, National Association, Five Oaks Acquisition Corp., New Penn Financial, LLC d/b/a Shellpoint Mortgage Servicing and RMR Financial, LLC

Schedule 3